Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of June 9, 2006,

by and among

TAC ACQUISITION CORP.

AVIEL SYSTEMS, INC.

And

R. JOHN CHAPEL

- i -

(cont’d)

- ii -

(cont’d)

- iii -

(cont’d)

Page
Section 10.10	WAIVER OF JURY TRIAL.	77

EXHIBIT A Amended Parent Charter

EXHIBIT B Parent Bylaws

EXHIBIT C Surviving Corporation Board of Directors

EXHIBIT D Escrow Agreement

EXHIBIT E Stock Option Plan

EXHIBIT F Surviving Corporation Officers

EXHIBIT G Lock-Up Letter

EXHIBIT H Registration Rights Agreement

EXHIBIT I Shareholder Employment Agreement

EXHIBIT J Key Employees

- iv -

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2006 (this “Agreement”), is by and among TAC ACQUISITION CORP., a Delaware corporation (the “Parent”), R. John Chapel (the “Shareholder”) and AVIEL SYSTEMS, INC., a Virginia corporation (the “Company” or “AVIEL”).

RECITALS

WHEREAS upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, and the Virginia Stock Corporation Act (the “Virginia Code”), Parent and Company intend to enter into a business combination transaction by means of a merger of the Company with and into Parent (the “Merger”), through an exchange of all the issued and outstanding shares of capital stock, par value $0.001 per share, of the Company for shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) and cash; and

WHEREAS each of the Boards of Directors of the Company and Parent have unanimously approved and declared advisable this Agreement and the Merger and has determined that the Merger is fair to, and in the best interests of, their respective companies and stockholders; and

WHEREAS the Shareholder beneficially owns all of the issued and outstanding capital stock of the Company; and

WHEREAS for federal income Tax purposes it is intended that the Merger qualify as a reorganization as described in Section 368(a) of the Code; and

WHEREAS Parent, the Shareholder and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows (defined terms used in this Agreement are listed alphabetically in Section 10.02):

ARTICLE I

THE MERGER

Section 1.01 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the Virginia Code, the Company shall be merged with and into Parent at the Effective Time (as defined herein). At the Effective Time, the separate existence of the Company shall cease and Parent shall continue as the surviving corporation. Parent as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

(b) The Merger and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transaction.” This Agreement together with all Exhibits attached hereto and the Disclosure Letters, are referred to in this Agreement collectively as the “Transaction Agreements.”

Section 1.02 Closing. The closing (the “Closing”) of the Transaction shall take place at the offices of Sutherland Asbill & Brennan LLP, 1275 Pennsylvania Avenue, N.W. Washington, D.C. 20004 at 5:00 p.m. on the later of: (i) August 21, 2006 or (ii) the second business day following the satisfaction (or, to the extent permitted by Law (as defined herein), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or Section 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing among Parent, the Shareholder and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties will execute and file with the Delaware Secretary of State, a certificate of merger, and with the Clerk of the Virginia State Corporation Commission, Articles of Merger (collectively, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and the Virginia Code, and shall make all other filings or recordings required under the DGCL and the Virginia Code to give full effect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 13.1-721 of the Virginia Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

Section	1.05 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Parent, as amended in the form attached hereto as Exhibit A (the “Amended Parent Charter”), shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the Bylaws of Parent, a copy of which is attached hereto as Exhibit B (the “Parent Bylaws”) shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers.

(a) From and after the Closing Date, the Surviving Corporation shall be governed by a board of directors consisting of the persons identified on Exhibit C attached hereto, and each shall serve as a member of the board of directors from and after the Closing Date until his successor shall have been duly elected or appointed and shall have qualified in accordance with applicable Law, the Amended Parent Charter or Parent Bylaws.

(b) From and after the Closing Date, the officers of the Surviving Corporation will consist of the officers of the Company at the Effective Time, as identified on Exhibit F attached hereto. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Amended Parent Charter and the Parent Bylaws.

ARTICLE II

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.01 Conversion of Company Shares; Warrants. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of the Company or Stockholder:

(a) Cancellation of Company Treasury Shares and Common Stock Owned by Parent. Each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), held in the treasury of the Company, if any, and each share of Company Common Stock owned by Parent, or any other direct or indirect, wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time, if any, shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.

(b) Conversion of Company Common Stock. All shares of Company Common Stock beneficially owned by the Shareholder, which ownership represents 100% of the issued and outstanding Company Common Stock immediately prior to the Effective Time shall be automatically converted into the right to receive on the Closing Date, subject to the Shareholder’s obligation to deposit in escrow the Escrow Shares pursuant to Section 2.07 of this Agreement: (i) $24,000,000 in the form of certificates representing, in the aggregate, the number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock calculated as follows (the “Stock Consideration”): $24,000,000 ÷ (A ÷ B)

Where:

A =	the amount contained in the Trust Account at the close of business on the day immediately preceding the Closing Date inclusive of accrued interest and dividends, less the Wachovia Debt Obligation and less the total amount required to satisfy the Cash Conversion Obligations.

B =	the number of shares of Parent Common Stock outstanding at the close of business on the day immediately preceding the Closing Date, reduced by the number of shares of Parent Common Stock converted as a result of the Cash Conversion Obligations.

and (ii)$33,600,000 in cash (the “Cash Consideration”). The total of the Stock Consideration and the Cash Consideration is referred to herein as the “Total Merger Consideration”. As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the Shareholder shall cease to have any rights with respect thereto, other than the right to receive the Total Merger Consideration.

(c) Conversion of Warrants

(i) At the Effective Time, the TICC Warrant which represents 100% of the issued and outstanding warrants or options to purchase Company Common Stock as of the date of this Agreement and at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with this Section 2.01(c).

(ii) The TICC Warrant shall continue to have, and be subject to, the same terms and conditions set forth in the agreements which govern the TICC Warrant in existence immediately prior to the Effective Time. Pursuant to the provisions of such agreements, the holder of the TICC Warrant shall have the right to acquire and receive, upon exercise of the TICC Warrant (i) that number of shares of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the amount calculated as follows: (the number of shares that constitute the Stock Consideration as calculated pursuant to Section 2.01(b) hereof ÷ .96) × .04 and (ii) $1,400,000 of cash.

(iii) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the TICC Warrant assumed by Parent under this Agreement.

(d) Certificates for Shares. Upon surrender of certificates representing the Shareholder’s shares of Company Common Stock in the manner provided in Section 2.02 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 2.04 (i) a certificate representing the Stock Consideration (other than the Escrow Shares) shall be issued and delivered to the Shareholder and (ii) a certificate representing the Escrow Shares shall be issued to the Shareholder and delivered into escrow pursuant to Section 2.07 and the Escrow Agreement.

(e) Adjustments to Exchange Ratios. The number of shares of Parent Common Stock that Shareholder is entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Tax Adjustment. Notwithstanding anything to the contrary herein, because, as set forth in Section 2.05, the parties hereto intend that the Transaction shall constitute a reorganization within the meaning of Section 368(a) of the Code, in the event that the aggregate Market Value of the number of shares of Parent Common Stock determined pursuant to Section 2.01(b) is less than 40 percent of the sum of (x) the Market Value of the Total Merger Consideration and (y) the aggregate amount of all Permitted Distributions paid or payable to the Shareholder contemporaneously with the Closing (the “40-Percent Amount”), the Shareholder shall have the right, exercisable in his sole discretion on or prior to the Closing Date, to elect to increase (but not decrease) the number of shares of Parent Common Stock constituting the Stock Consideration, and to decrease (but not increase) the Cash Consideration by an amount equal to the product of (i) the number of such additional shares of Parent Common Stock and (ii) the quotient of A divided by B where A and B have the values set forth in Section 2.01(b) above (and proportionately to increase the number of shares of Parent Common Stock and to decrease the amount of cash to which the holder of the TICC Warrant is entitled upon exercise), provided that (i) the aggregate Market Value of the Stock Consideration and the Cash Consideration as so adjusted does not exceed the Market Value of the Total Merger Consideration to which the Shareholder would otherwise be entitled, (ii) the aggregate Market Value of the number of shares of Parent Common Stock and the amount of cash, as so adjusted, to which the holder of the TICC Warrant is entitled upon exercise does not exceed the aggregate Market Value of the shares of Parent Common Stock and the amount of cash to which the holder of the TICC Warrant would otherwise be entitled upon exercise, and (iii) the right of the Shareholder under this Section 2.01(f) to increase the number of shares of Parent Common Stock to be received in the Transaction may be exercised only insofar as may be necessary to ensure that the aggregate Market Value of the shares of Parent Common Stock to be received by the Shareholder in the Transaction will equal (but not exceed) the 40-Percent Amount. For purposes of this Section 2.01(f) only, the “Market Value” of a share of Parent Common Stock shall be deemed to be equal to the average reported closing price for a share of Parent Common Stock for the three trading days ending on the last trading day immediately prior to the Closing Date, and any determination of the Market Value of the Total Merger Consideration or the Stock Consideration shall be based on such value.

Section	2.02 Exchange of Certificates.

(a) Exchange Procedures. Upon the surrender of certificates representing the Shareholder’s shares of Company Common Stock at the Closing, the Shareholder shall receive in exchange therefore certificates representing the Stock Consideration, less the Escrow Shares, and the Cash Consideration. The certificates representing the Shareholder’s shares of Company Common Stock shall be cancelled upon surrender. Until so surrendered, the Shareholder’s shares of Company Common Stock will be deemed, from and after the Effective Time, to evidence only the right to receive the Total Merger Consideration.

(b) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Shareholder’s shares of Company Common Stock surrendered in exchange therefore are registered, it will be a condition of the issuance thereof that the certificates of Company Common Stock so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Shareholder will have paid to Parent or any agent designated by it any transfer or other Tax required solely by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the certificates of Company Common Stock so surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

Section 2.03  No Further Ownership Rights in Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Other than shares presented to the Surviving Corporation by the Shareholder in connection with the Transaction, if, after the Effective Time, certificates representing shares of Company Common Stock are presented to the Surviving Corporation for any reason, they shall be cancelled for no consideration.

Section 2.04 Lost, Stolen or Destroyed Certificates. In the event that any of the Shareholder’s certificates of Company Common Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates of Company Common Stock, upon making of an affidavit of that fact by the Shareholder, the certificates representing the Stock Consideration; provided, however, that, as a condition precedent to the issuance of such certificates representing the Stock Consideration, the Shareholder shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the certificates of Company alleged to have been lost, stolen or destroyed.

Section 2.05 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

Section 2.06 Taking of Necessary Action; Further Action If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company will take all such Lawful and necessary action.

Section 2.07 Escrow. As the sole and exclusive source from which the Parent may seek to satisfy any indemnification obligations of the Shareholder under Article IX (except for the Shareholder Carve-Out Indemnity Obligations), at the Closing, the Shareholder shall deposit in escrow, to be held during the period ending on the first business day following the date that is eighteen (18) months from the Closing Date (the “Escrow Period”), that portion of the Stock Consideration calculated as follows (the “Escrow Shares”): $9,000,000 ÷ ($24,000,000 ÷ the number of shares that constitute the Stock Consideration as calculated pursuant to Section 2.01(b) hereof), all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Shareholder and The Bank of New York, as Escrow Agent, in the form attached hereto as Exhibit D (the “Escrow Agreement”).

Section 2.08 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to the Shareholder will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend. At the Closing, Parent and the Shareholder shall execute and deliver a Registration Rights Agreement covering all shares of Parent Common Stock issued pursuant to this Agreement (including the Escrow Shares) pursuant to Section 6.12 hereof.

Section	2.09 Shareholder Matters.

(a) By his execution of this Agreement, the Shareholder, in his capacity as the sole shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement. Such execution shall be deemed to be action taken by the irrevocable written consent of the Shareholder for purposes of Section 228 of the DGCL and Section 13.1-657 of the Virginia Code.

(b) The Shareholder represents and warrants as follows: (i) all Parent Common Stock to be acquired by the Shareholder pursuant to this Agreement will be acquired for his account and not with a view towards distribution thereof; (ii) the Shareholder understands that he must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him unless it is registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) the Shareholder has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all Persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) the Shareholder has had access to the Parent SEC Reports filed prior to the date of this Agreement. The Shareholder acknowledges that (v) he is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a Person possessing sufficient knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of an investment in Parent; and (vi) the Shareholder understands that the certificates representing the Parent Common Stock to be received by him will bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with the registration requirements of the Securities Act (or an exemption therefrom) and the provisions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDER

The Company and the Shareholder jointly and severally represent and warrant to Parent the following matters. These representations and warranties, and the information contained in the letter, dated as of the date of this Agreement, from the Shareholder and Company to Parent (the “Shareholder and Company Disclosure Letter”) are current as of the date of this Agreement except to the extent that a representation, warranty or information in the Shareholder and Company Disclosure Letter expressly states that such representation, warranty or information is current only as of an earlier date. For purposes of this Article III (including all definitions referenced therein) as well as the information provided in the Shareholder and Company Disclosure Letter, and for the avoidance of any doubt, unless expressly stated otherwise, the term “Company” shall mean the Company, OPTIMUS and PMC.

Section 3.01 Organization, Standing and Power. The Company, is a corporation duly incorporated, validly existing and in good standing under the Laws of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify has not had and could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Articles of Incorporation of the Company (the “Company Charter”) and the Bylaws of the Company (the “Company Bylaws”) in each case, as amended through the date of this Agreement. The Company is not in violation of any material provision of the Company Charter or the Company Bylaws. The jurisdiction of the Company’s incorporation is listed in Section 3.01 of the Shareholder and Company Disclosure Letter. The Company is qualified or registered to do business in each jurisdiction listed in Section 3.01 of the Shareholder and Company Disclosure Letter. The address of Company’s principal office and all of Company’s additional places of business are listed in Section 3.01 of the Shareholder and Company Disclosure Letter.

Section 3.02 Company Subsidiaries; Equity Interests. AVIEL has no Subsidiaries other than OPTIMUS and OPTIMUS has no Subsidiaries other than PMC (OPTIMUS and PMC each a “Company Subsidiary”). AVIEL owns (of record and beneficially) all of the issued and outstanding capital stock of OPTIMUS and OPTIMUS owns (of record and beneficially) all of the issued and outstanding capital stock of PMC, in each case free and clear of all Liens, other than Permitted Liens. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and, except as disclosed in Section 3.02 of the Shareholder and Company Disclosure Letter, has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, any future investment in or capital contribution to any other entity.

Section 3.03 Capital Structure. The authorized capital stock of AVIEL consists of 5,000 shares of Company Common Stock, 1,200 shares of which are currently issued and outstanding. The authorized capital stock of OPTIMUS consists of 5,000,000 shares of common stock, 1,320,000 shares of which are currently issued and outstanding. The authorized capital stock of PMC consists of 25,000 shares of common stock, 1,000 shares of which are currently issued and outstanding. Except for the TICC Warrant, neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other securities or obligations, the holders of which have the right to vote or which are convertible into or exercisable for, voting securities, capital stock or other equity ownership interests in the Company or any Company Subsidiary. Except for the TICC Warrant, there are not any existing options, warrants, calls, subscriptions, convertible securities or other rights (x) to acquire shares of capital stock or other equity ownership interests in the Company or any Company Subsidiary, (y) which obligate the Company or any Company Subsidiary to issue, exchange, transfer or sell any shares of capital stock or other equity ownership interests of the Company or any Company Subsidiary or (z) to receive any payment from the Company or any Company Subsidiary that is based on the value of any equity securities of the Company or any Company Subsidiary, such as stock appreciation rights, phantom stock, or other equity participation rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity ownership interests of the Company or any Company Subsidiary. The Shareholder is the only stockholder of AVIEL. Each share of Company Common Stock and common stock of each Company Subsidiary was duly authorized, validly issued, fully paid and nonassessable, was not issued in violation of any preemptive rights or rights of first refusal or first offer, was offered, sold and issued in compliance with all applicable state and federal securities Laws, and is free and clear of all Liens, other than Permitted Liens.

Section 3.04 Title to Company Common Stock. The Shareholder owns good, valid and marketable title to 100% of the issued and outstanding Company Common Stock, free and clear of any and all Liens (including any spousal interests (community or otherwise)) other than Permitted Liens.

Section	3.05 Authority; Execution and Delivery.

(a) The Shareholder and the Company have all requisite power or corporate power and authority or corporate authority to execute and deliver the Transaction Agreements to which he or it is a party and to consummate the Transaction. The execution and delivery by the Shareholder and the Company of each Transaction Agreement to which he or it is a party and the consummation by the Shareholder and the Company of the Transaction have been duly authorized by all necessary action or corporate action on the part of the Shareholder and the Company and, except as otherwise set forth herein, no other action on the part of the Shareholder and the Company is necessary to authorize the execution, delivery or performance of this Agreement, the other Transaction Agreements or to consummate the Transaction.

(b) The Board of Directors of AVIEL has approved the Transaction Agreements and the Transaction and all other action required to be taken by the Board of Directors of the Company to approve and effectuate the foregoing has been taken. No such approval has been withdrawn or modified in a manner adverse to the Parent.

(c) The minute books and records of the corporate proceedings of Company, copies of which have been provided to Parent are true, correct and, since January 4, 2006, complete. There have been no changes, alterations or additions to such minute books and records of the corporate proceedings of Company on or prior to the Closing Date that have not been furnished to Parent.

Section 3.06 Enforceability. The Shareholder and the Company have duly executed and delivered each Transaction Agreement to which they are a party, and each Transaction Agreement to which they are a party (when executed and delivered pursuant hereto) will constitute their legal, valid and binding obligation, enforceable against them in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereinafter in effect affecting creditors’ rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought, and (iii) with respect to any indemnification agreements set forth herein or therein, enforceability may be limited by principles of public policy.

Section 3.07 No Conflicts; Consents.

(a) Except as set forth in Section 3.07(a) of the Company Disclosure Letter, the execution, delivery and performance by the Shareholder, the Company and each Company Subsidiary of each Transaction Agreement to which he or it is a party does not, and the consummation of the Transaction and compliance with the terms hereof will not, (A) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or (B) give rise to a right or requirement of novation, termination, cancellation or acceleration of any obligation, or (C) result in the creation of any Lien upon the Company Common Stock or any of the properties or Assets of the Company or any Company Subsidiary under any provision of: (i) the Company Charter or Company Bylaws, (ii) each Company Subsidiary’s respective articles of incorporation or Bylaws (iii) any Contract, agreement, or other commitment that is not a Government Contract or Task Order to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary may be bound (iv) any Government Contract or Task Order to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary may be bound (v) subject to the filings and other matters referred to in Section 3.07(b), any judgment, order or decree (“Judgment”) or Law applicable to the Company Common Stock, the Company or any Company Subsidiary or their respective properties or Assets or (vi) the U.S. Anti-Assignment Act and the U.S. Assignment of Claims Act other than in the case of clauses (i), (ii), (iii) and (v) any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.07(b) of the Company Disclosure Letter, no consent, approval, license, Permit, order or authorization (“Required Consent”) of, or registration, declaration, notice or filing with, any Government Authority or third party is required to be obtained or made by or with respect to the Shareholder, the Company or any Company Subsidiary: (A) in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which he or it is a party or the consummation of the Transaction, or (B) in order for a Material Contract to continue in effect following the Closing on the same terms as in effect on the date hereof and without modification of any material provision, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) the filing of the Certificate of Merger with the Clerk of the Commonwealth of Virginia State Corporation Commission, and (iii) where the failure to obtain such Required Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 3.08 Financial Statements; Undisclosed Liabilities; Internal Controls and Procedures.

(a) Section 3.08(a) of the Shareholder and Company Disclosure Letter sets forth (i) the audited financial statements of OPTIMUS as of and for the years ended December 31, 2003 and December 31, 2004, (ii) the audited financial statements of PMC as of and for the years ended December 31, 2003, December 31, 2004 and, as of and for the partial calendar year ended September 22, 2005, (iii) the consolidated audited financial statements of OPTIMUS as of and for the year ended December 31, 2005, and (iv) the consolidated unaudited financial statements of the Company as of and for the quarter ended March 31, 2006, in each case together with the notes thereto, (collectively, the “Company Financial Statements”). Except as set forth in Section 3.08(a) of the Shareholder and Company Disclosure Letter, the Company Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, and fairly and accurately present the financial condition and results of operations, changes in stockholders’ equity and cash flows of the Company, OPTIMUS and PMC, and their consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated. The Company Financial Statements have been delivered from and prepared in accordance with the books and records of the Company, OPTIMUS, PMC and their consolidated Company Subsidiaries.

(b) Since the date of the respective Company Financial Statements, neither the Company nor any Company Subsidiaries have incurred any liabilities or obligations of any nature, including with respect to Taxes (whether accrued, absolute, contingent, unliquidated or otherwise whether due or to become due and regardless of when or by whom asserted) required by GAAP to be set forth on a consolidated balance sheet of the Company, PMC, or OPTIMUS or in the notes thereto except: (i) as set forth in Section 3.08(b) of the Shareholder and Company Disclosure Letter, or (ii) as set forth in the Company Financial Statements, or (iii) as incurred in the Ordinary Course of Business and that do not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a guarantor or is otherwise liable for any obligation of any Person other than the Company or another Company Subsidiary. The Shareholder has no claim or action against Company or any Company Subsidiary other than claims for compensation and/or employee benefits incurred in the Ordinary Course of Business and/or Permitted Distributions.

(c) The accounts and notes receivable of the Company and the Company Subsidiaries reflected in the Company Financial Statements (i) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms; (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by applicable bankruptcy, insolvency or other similar Laws affecting creditors’ rights generally; (iii) to the Knowledge of the Shareholder and the Company, are not subject to any valid set-off or counterclaim except to the extent set forth in the Company Financial Statements; (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement; (v) to the Knowledge of the Shareholder and the Company, are collectible in the Ordinary Course of Business in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Company Financial Statements; and (vi) are not the subject of any actions or proceedings brought by or on behalf of the Company or any Company Subsidiary.

(d) The Company and the Company Subsidiaries have good and marketable title to all of their respective Assets (excluding Intellectual Property which is addressed in Section 3.30 of the Shareholder and Company Disclosure Letter), free and clear of all Liens other than Permitted Liens. Other than Permitted Liens, immediately following Closing, all of the Assets of Company and the Company Subsidiaries will be owned, leased or available for use on terms and conditions substantially identical to those under which, immediately prior to the Closing, Company and the Company Subsidiaries own, lease, use or hold available for use such Assets.

(e) Except as set forth in Section 3.08(e) of the Shareholder and Company Disclosure Letter, the Company and each Company Subsidiary maintains accurate records reflecting its Assets and liabilities and maintains procedures in all material respects that provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iii) access to its Assets is permitted only in accordance with management’s authorization; (iv) the reporting of its Assets is compared with existing Assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures in all material respects are implemented to effect the collection thereof on a current and timely basis. To the Knowledge of the Shareholder and the Company, there are no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

(f) Except as set forth on Section 3.08(f) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, neither the Company nor any director, officer, stockholder, employee, auditor, accountant or representative has received or been under a duty to report (including any self reporting obligation) any non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiaries have engaged in questionable accounting or auditing practices.

(g) None of the Company, the Company Subsidiaries, the Shareholder nor any of the Company Common Stock or the Assets is the subject of any pending, rendered or threatened insolvency proceedings of any character. None of Company, the Company Subsidiaries or the Shareholder has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

Section 3.09 Information Supplied For Proxy Statement. None of the information supplied by the Shareholder or the Company for inclusion in the proxy statement to be filed by Parent with the SEC relating to the Parent Stockholder Approval (the “Proxy Statement”) will, to the Knowledge of the Shareholder or the Company, at the date it is first mailed to the holders of Parent Common Stock (or at the date any amendment or supplement thereto is mailed) or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading.

Section 3.10 Absence of Certain Changes or Events. Except as set forth in Section 3.10 of the Shareholder and Company Disclosure Letter, since December 31, 2005 to the date of this Agreement, the business of the Company and each Company Subsidiary has been conducted only in the Ordinary Course, and during such period there has been no agreement, commitment or understanding entered into, or occurrence with respect to any of the following:

(a) any Company Material Adverse Effect;

(b) except for Permitted Distributions, any declaration, setting aside or payment of any dividend or other payment or distribution (whether in cash, stock or property) with respect to any shares of its capital stock, or any repurchase for value by the Company of any Company Common Stock. For the avoidance of doubt, except for Permitted Distributions, none of the earnings generated by the Company and the Company Subsidiaries since December 31, 2005 have been distributed to the Shareholder;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of Company Common Stock or any other securities in respect of, in lieu of or in substitution for Company Common Stock or any purchase, redemption or other acquisition of shares of Company Common Stock or any other securities of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such interests or other securities;

(d) any change in accounting methods, principles or practices by the Company or any Company Subsidiary affecting the consolidated Assets, liabilities, liquidity, cash flows or results of operations of the Company, except to the extent required by GAAP; the execution or change of any election, any change in accounting period or accounting method, the filing of any amended Tax Return, the entering into of any closing agreement, the settlement or compromise of any Tax claim or assessment relating to the Company or any Company Subsidiary, the surrender of any right to claim a refund of Taxes, the consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or the taking of any other similar action relating to the filing of any material Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action had or would have the effect of materially increasing the Tax liability of the Company or any Company Subsidiary or decreasing any Tax attribute of the Company or any Company Subsidiary;

(e) a sale, lease, license, sublicense or other disposition of or grant of any interests in, or attachment of any Lien upon, any material portion of the Assets, tangible or intangible, of the Company or a Company Subsidiary, other than Permitted Liens and sales, licenses, sublicenses, other dispositions and grants entered into in the Ordinary Course of Business;

(f) a waiver of any rights, claim, Lien or liability or cancellation, satisfaction or discharge of any debts owed to or claims of the Company or a Company Subsidiary, other than in the Ordinary Course of Business;

(g) except for (i) payment of fixed salary and reimbursement of documented business expenses incurred in connection with the Shareholder’s position as an officer of the Company, all in accordance with the Company’s normal practices and procedures and (ii) Permitted Distributions, any payments to or on behalf of the Shareholder;

(h) any capital expenditure (or series of related capital expenditures), or any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions) in amounts in excess of $100,000 in the aggregate;

(i) other than in the Ordinary Course of Business, any (i) new establishment of, adoption of, entry into, amendment, modification, or termination of any Company Benefit Plans, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, consulting, independent contractor, indemnification or retention bonus, severance, termination, change in control or other plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, shareholder, employee, consultant or other individual performing services for the Company or any Company Subsidiary, (ii) agreement to any increase in the compensation or benefits, including cash, equity, and other forms of compensation payable or to become payable to, or any increase in the contractual term of employment of, the Shareholder, any officer, director, or any employee of Company listed on Exhibit J attached hereto (each a “Key Employee”) or (iii) payment of any benefit not required by any Company Benefit Plan or other plan or agreement;

(j) any (i) incurrence of any indebtedness for borrowed money, other than the Citizens Debt Obligations, the TICC Debt Obligations, the PMC Earn-Out Obligations and the Seller Notes Obligations or guarantee of any such indebtedness of another Person (other than the Company or another Company Subsidiary), issuance or sale of any debt securities or warrants (other than the TICC Warrant)or other rights to acquire any debt securities, guarantee of any debt securities of another Person, entering into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (ii) loans , advances or capital contributions to, or investments in, any other Person or (iii) creation, incurrence, assumption, or guarantee of any material capitalized lease obligations;

(k) any issuance of, delivery, sale or grant of (i) any shares of its capital stock, (ii) any securities convertible into or exchangeable for, or any options (other than vesting of currently outstanding options and warrants pursuant to their terms), warrants (other than the TICC Warrant) or rights to acquire, any such shares of its capital stock, or (iii) any “phantom” rights, or interest-based performance units of the Company;

(l) any amendment to or restatement of the Company Charter or Company Bylaws or the certificate of incorporation or bylaws of any Company Subsidiary;

(m) any acquisition of or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof;

(n) any new or amendment of an existing Contract, transaction, indebtedness or other arrangement in which any of the Company’s or any Company Subsidiary’s officers, directors, the Shareholder or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(o) any delay or postponement of the payment of accounts payable and other liabilities of the Company or any Company Subsidiary outside the Ordinary Course of Business;

(p) any loss or impairment of any right, title or interest held by the Company or any Company Subsidiary in any material Company Intellectual Property, or loss of any license necessary for the use of any material Company Intellectual Property;

(q) any entering into an agreement, Contract, lease or license (or series of related agreements, contracts, leases and licenses) other than in the Ordinary Course of Business;

(r) any acceleration, termination, material modifications made to or cancellation of, any Material Contract or, to the Knowledge of the Shareholder and Company, any threat to take the foregoing actions;

(s) any license or sublicense granted of any rights under or with respect to any Company Intellectual Property that is material, either individually or in the aggregate, to Company’s or any Company Subsidiaries’ business;

(t) any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to Company’s business.

Section 3.11 Taxes.

(a) Except as set forth in Section 3.11(a) of the Shareholder and Company Disclosure Letter: (i) the Company and each Company Subsidiary have timely filed, or have caused to be timely filed on their respective behalves, all Tax Returns that they were required to file, (ii) all such Tax Returns were correct and complete in all material respects, (iii) all Taxes due and owing by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been timely paid, (iv) neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, (v) there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company or any Company Subsidiary, (vi) the Company and each Company Subsidiary have paid or made adequate provisions on their books of account for all Taxes with respect to their businesses, properties and operations for all taxable years or periods (or portions thereof) ended on or before December 31, 2005, (vii) the Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and (viii) there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company or any Company Subsidiary now pending, and neither the Company nor any Company Subsidiary has received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

(b) Except as set forth in Section 3.11(b) of the Shareholder and Company Disclosure Letter: (i) neither the Company nor any Company Subsidiary is obligated to make a payment or is a party to an agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G or, if applicable, Section 162(m) of the Code, (ii) neither the Company nor any Company Subsidiary is a party to an arrangement that is subject to Section 409A of the Code and that is subject to adverse Tax consequences under Section 409A(a)(1) of the Code, (iii) neither the Company nor any Company Subsidiary has agreed or is required to make any adjustments under section 481(a) of the Code (or any similar provision of state, local and foreign Law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired, (iv) neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii), (v) neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; (B) prepaid amounts received on or prior to the Closing Date; or (C) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (vi) neither the Company nor any Company Subsidiary has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 within the five-year period ending on the date of this Agreement, and (vii) to the Knowledge of the Shareholder and the Company, neither the Company nor any Company Subsidiary has any losses that are subject to limitation under Code Section 382 or any other provision of federal, state, local or foreign income Tax Law.

(c) Except as set forth in Section 3.11(c) of the Shareholder and Company Disclosure Letter: (i) neither the Company nor any Company Subsidiary has ever been a beneficiary or has otherwise participated in: (A) any reportable transaction within the meaning of Treasury Regulations Section § 1.6011-4(b)(1); (B) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (C) any transaction subject to comparable provisions of state Law, (ii) the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662, (iii) the Shareholder and the Company have no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (iv) the Company and each Company Subsidiary (A) is neither a party to, nor is bound by nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten other than those solely among the Company and each Company Subsidiary (copies of which have been provided to the Parent) (collectively, “Tax Sharing Agreements”), and (B) has no liability or potential liability (as a transferee or successor, by contract, by operation of Law or otherwise) to any Person for Taxes or any amount determined with respect to Taxes for any taxable year or period (or portion thereof) ending on or before the Closing Date (a “Pre-Closing Period”) by reason of any Tax Sharing Agreement, (v) neither the Company nor any of the Company Subsidiaries is (A) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Law), (B) a “personal holding company” as defined in Section 542 of the Code

(or any similar provision of state, local or foreign Law), or (C) a “passive foreign investment company” within the meaning of Section 1297 of the Code, (vi) neither the Company nor any of the Company Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, (vii) to the Knowledge of the Shareholder and the Company, neither the Company nor any of the Company Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code, and (viii) neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(d) Except as set forth in Section 3.11(d) of the Shareholder and Company Disclosure Letter, neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Except as set forth in Section 3.11(e) of the Shareholder and Company Disclosure Letter, (i) the Company is, and has been since the date of its formation, an “S corporation” within the meaning of Section 1361 of the Code, (ii) OPTIMUS was, from January 1, 2000 through the date of its acquisition by the Company in 2006, an “S corporation” within the meaning of Section 1361 of the Code, (iii) PMC is a “qualified subchapter S subsidiary” (within the meaning of Section 1361 of the Code) of the Company and was a “qualified subchapter S subsidiary” of OPTIMUS for the period beginning immediately after the date of the acquisition of PMC by OPTIMUS in 2005 and ending on the date of the acquisition of OPTIMUS by the Company in 2006, (iv) OPTIMUS is, and has been since the date of its acquisition by the Company in 2006, a “qualified subchapter S subsidiary” of the Company, (v) the acquisition of PMC by OPTIMUS in 2005 qualified as a transaction described in Section 338(h)(10) of the Code and all required elections have been timely made and filed with the Internal Revenue Service with respect to such transaction, and (vi) none of the Company, OPTIMUS or PMC has ever been a member of any consolidated, combined, affiliated or unitary group for Tax purposes.

Section 3.12 Benefit Plans.

(a) Section 3.12 of the Shareholder and Company Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by the Company or an ERISA Affiliate, or for which the Company or an ERISA Affiliate has (or has had) any liability, contingent or otherwise (collectively, the “Company Benefit Plans”). “ERISA Affiliate” means any trade or business (whether or not incorporated) which is or has been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Benefit Plan, the Company has furnished Parent with the following:

(i) a complete and accurate copy of the plan document or other governing contract, and any amendments thereto;

(ii) the most recent summary plan description and any subsequent summaries of material modifications, if required under ERISA or similar foreign Law;

(iii) a written description of the Company Benefit Plan if a summary plan description is not required under ERISA or similar foreign Law;

(iv) any trust agreement, annuity contract, or other document establishing the funding vehicle for the Company Benefit Plan;

(v) the most recent report on Form 5500 filed for each Company Benefit Plan; and

(vi) the most recent actuarial valuation and/or financial statement for the Company Benefit Plan, if applicable.

There are no unwritten Company Benefit Plans.

(c) The Company Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of all applicable Laws, including, but not limited to, ERISA, the Code, HIPAA and COBRA, except to the extent any failure to do so could not reasonably be expected to have a Company Material Adverse Effect. There are no pending or, to the Knowledge of the Shareholder, the Company, or any ERISA Affiliate, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the Ordinary Course) with respect to any of the Company Benefit Plans. Each Company Benefit Plan that is intended to be “qualified” under section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Shareholder, the Company, or any ERISA Affiliate, no event has occurred that will or could give rise to disqualification or loss of Tax-exempt status of any such Company Benefit Plan. All contributions required to be made by the Company or any ERISA Affiliate under any Company Benefit Plan have been made when due. All reports and information relating to each Company Benefit Plan required to be filed with any Government Authority have been timely filed, and all reports and information relating to each Company Benefit Plan required to be disclosed or provided to participants have been timely disclosed or provided. No act, omission, or transaction has occurred that could result in imposition on the Company or any ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i), or (l) of Section 502 of ERISA, or a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(d) None of the Company Benefit Plans is or has been subject to section 302 of ERISA, Title IV of ERISA or section 412 of the Code. Neither the Company nor any ERISA Affiliate has or has had any liability or obligation of any nature to the Pension Benefit Guaranty Corporation, or any other Person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or section 412 of the Code.

(e) No Company Benefit Plan is or has been associated with, or related to, a “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(f) None of the Company Benefit Plans is or has been a “multiemployer plan” within the meaning of section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of section 3(37) of ERISA.

(g) None of the Company Benefit Plans promises or provides, or has promised or provided, health or welfare benefits to any Person (or such Person’s dependent, spouse, or beneficiaries) after such Person’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, any retiree benefits, except as required by COBRA.

(h) Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in, contributes to, or has any fixed or contingent liability under any employee benefit plan or other similar arrangement that is subject to any Law or applicable custom or rule of any jurisdiction outside of the United States, nor has the Company or any ERISA Affiliate done so at any time in the past.

(i) Except as set forth in Section 3.12 (i) of the Shareholder and Company Disclosure Letter, the execution and delivery by the Company and the Shareholder of each Transaction Agreement to which it is a party do not, and the consummation of the Transaction and compliance with the terms hereof will not (either alone or upon the occurrence of any additional or subsequent events), (i) entitle any employee, officer or stockholder of the Company to any severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 3.13 Litigation.

(a) Section 3.13 of the Shareholder and Company Disclosure Letter contains a true and complete list of all claims, suits, actions, proceedings or known investigations pending or, to the Knowledge of the Shareholder and the Company, threatened against the Company or any Company Subsidiary or affecting the Company Common Stock or Assets or business of the Company or any Company Subsidiary (collectively, “Company Litigation Claims”). There are no Company Litigation Claims that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary.

(b) There have been no Company Litigation Claims within the last three years where the costs associated with any such Company Litigation Claim (including settlement payments, judgment awards and legal fees and expenses) exceeded $100,000.

(c) None of the Company or any Company Subsidiary has any material actions, suits or claims pending against any other Person, including in connection with Company Litigation Claims, at Law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(d) None of the Company or any Company Subsidiary or the Company Common Stock or the Assets or business of the Company or any of the Company Subsidiaries is subject to any outstanding Order directed at the Company, any Company Subsidiary or any of their respective businesses or Assets or the Company Common Stock (as distinguished from Orders of general applicability).

Section 3.14 Compliance with Applicable Laws. Except as set forth in Section 3.14 of the Shareholder and Company Disclosure Letter, the Shareholder, the Company and each Company Subsidiary have complied with and are not in default under any Laws applicable to the Company, each Company Subsidiary and the Company Common Stock, except for such non-compliance as did not, or will not have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Shareholder and Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past three years from a Government Authority that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.14 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, or Environmental Laws, which are the subject of Section 3.31.

Section 3.15 Contracts; Debt Instruments

(a) Section 3.15 of the Shareholder and Company Disclosure Letter sets forth a list of the following Contracts as of the date of this Agreement (collectively, the “Material Contracts”):

(i) all Government Contracts and Task Orders;

(ii) all management agreements, employment agreements, severance agreements, bonus agreements, consulting agreements, and independent contractor agreements to which the Company or any Company Subsidiary is a party (other than any agreement which provides for future payments of less than $50,000 annually and less than $200,000 in the aggregate);

(iii) all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which the Company or any Company Subsidiary is a party, which involve an amount in excess of $100,000;

(iv) all Contracts (other than those described in or excepted from clauses (i), (ii) or (iii) of this Section 3.15(a)) to which the Company or any Company Subsidiary is a party (other than any agreement (A) in which the aggregate amount to be received or paid thereunder does not exceed $50,000 annually and $200,000 in the aggregate, or (B) which can be performed in the normal course within three months after the Effective Time without breach or penalty and involves the future payment of less than $100,000 in the aggregate); and

(v) (A) all Contracts with, between or among stockholders, directors, officers or affiliates of the Company or any Company Subsidiary, (B) all Contracts containing covenants not to compete in any lines of business or commerce, (C) all Contracts for the acquisition, sale or lease of material Assets of the Company or any Company Subsidiary (by merger, purchase or sales of assets or stock or otherwise), (D) all investment, joint venture, and operating Contracts or partnership agreements of the Company or any Company Subsidiary, (E) all Contracts relating to the purchase, sale or licensing of Company Intellectual Property, either by or to the Company or any Company Subsidiary that is material, either individually or in the aggregate, to the business of the Company or any Company Subsidiary, (F) all Contracts relating to a security interest or lien imposed on any Asset of the Company or any Company Subsidiary, (G) all Contracts under which the Company or any Company Subsidiary has advanced or loaned any other Person (other than intercompany indebtedness or arrangements between or among the Company and any Company Subsidiary) amounts in the aggregate that equal or exceed $100,000, and (H) all Contracts whereby the Company or any Company Subsidiary has agreed to indemnify any other Person, except for contracts with its customers, suppliers or lenders entered into in the Ordinary Course of Business.

(b) The Company has delivered or made available to Parent a correct and complete copy of each written Material Contract. With respect to each such Material Contract: (i) it is the legal, valid, binding, and enforceable obligation of the Company or applicable Company Subsidiary and, to the Knowledge of the Shareholder and the Company, of each other party thereto, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally, by applicable Law or by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law); (ii) upon receipt of any Required Consent (which are set forth in Section 3.07(b) of the Shareholder and Company Disclosure Letter), consummation of the Transaction will not cause any Material Contract to cease to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms immediately following the consummation of the Transaction, (iii) except as set forth in Section 3.15 (b) of the Shareholder and Company Disclosure Letter, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Shareholder and the Company, any other party, is in breach or default under any Material Contract, and, to the Knowledge of the Shareholder and the Company, except as set forth in Section 3.15 (b) of the Shareholder and Company Disclosure Letter, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a breach or default under any Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Shareholder and the Company, any other party, (iv) no party has repudiated in writing any provision of a Material Contract, (v) no party to a Material Contract (other than a Government Contract which is addressed in Section 3.19(f)(iii)) has provided written or, to the Knowledge of the Shareholder and the Company, oral notification of the termination of, or an intention to terminate such Material Contract, and (vi) no party to a Material Contract has provided written or, to the Knowledge of the Shareholder and the Company, oral notification of the amendment of, or intention to amend such Material Contract, other than modifications in the Ordinary Course of Business that do not adversely affect the Company.

Section 3.16 Employees and Contractors

(a) Employees. Section 3.16(a) of the Shareholder and Company Disclosure Letter sets forth a complete and accurate list of all employees of Company as of the date hereof showing for each as of that date the employee’s name, hire date, job title or description, salary level (including any bonus or deferred compensation arrangements other than any such arrangements under which payments are at the discretion of Company) and also showing any bonus, commission or other remuneration other than salary paid during Company’s fiscal year ending December 31, 2005. Except as set forth in Section 3.16(a) of the Shareholder and Company Disclosure Letter, none of such employees is a party to a written employment agreement or contract with Company and each is employed “at will.” Except as set forth in Section 3.16(a) of the Shareholder and Company Disclosure Letter, each such employee has entered into Company’s standard form of employee non-disclosure agreement with Company, a copy of which (the “form of” agreement) has been previously delivered to Parent.

(b) Contractors. Section 3.16(b) of the Shareholder and Company Disclosure Letter contains a list of all independent contractors (excluding subcontractors) currently engaged by Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth in Section 3.16(b) of the Shareholder and Company Disclosure Letter, none of such independent contractors is a party to a written agreement or contract with Company. Each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with Company, copies of which has been previously delivered to the Parent. For the purposes of applicable Law, including the Code, all independent contractors who are, or within the last six (6) years have been, engaged by Company are, to the Knowledge of the Shareholder and the Company, bona fide independent contractors and not employees of Company.

Section 3.17 Organizational Conflicts of Interest. Except as set forth in Section 3.17 of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, in the past six (6) years Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any contract resulting from a Government Bid an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.502, with Company.

Section 3.18 Government Audits. Except as set forth in Section 3.18 of the Shareholder and Company Disclosure Letter, and except for contract audits of a routine nature that would not reasonably be expected to have a Company Material Adverse Effect, Company has not undergone and has not received any notice that it is or was being specifically audited or investigated by any Governmental Authority, nor, to the Knowledge of the Shareholder and the Company, has such audit or investigation been threatened.

Section 3.19 Government Contracts.

(a) (i) Section 3.19(a)(i) of the Shareholder and Company Disclosure Letter lists all Government Contracts (other than any subcontract by and between OPTIMUS and PMC and a subcontractor, teaming agreement or arrangement, joint venture, and contract on which Task

Orders have previously been issued but no work is currently being performed by OPTIMUS or PMC) and all Task Orders (other than any task order, delivery order or other type of order issued under any subcontract by and between OPTIMUS or PMC and a subcontractor, teaming agreement or arrangement, joint venture, and contract on which Task Orders have previously been issued but no work is currently being performed by OPTIMUS or PMC), and with respect to each such listed Government Contract or Task Order, Section 3.19(a)(i) of the Shareholder and Company Disclosure Letter accurately lists: (A) the contract name or description; (B) the contract number; (C) the customer; (D) the start date; (E) the end date; and (F) as applicable, whether the current Government Contract was awarded based on Company’s small business status, woman-owned status, small disadvantaged business status, protégé status, or other preferential status; and, as applicable, the following additional information: (G) the Task Order number; (H) Company’s internal project charge code number; (I) inception to April 30, 2006 funding; (J) inception to April 30, 2006 revenue and (K) the funded and unfunded backlog amount reflected with respect to each Government Contract and Task Order as of April 30, 2006 and the anticipated total contract value for each Contract and Task Order, including unexercised options.

(ii) Section 3.19(a)(ii) of the Company Disclosure Schedule lists all Government Bids submitted by Company and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Bid, Section 3.19(a)(ii) accurately lists: (A) the customer agency and title; (B) the solicitation number and, if such Government Bid is for a Task Order under a prime contract, the applicable prime contract number, (C) the date of proposal submission; (D) the expected award date, if known; (E) the estimated period of performance; (F) the estimated value based on the bid or proposal, if any; and (G) whether such Government Bid is premised on Company’s small business status, woman-owned status, small disadvantaged business status, protégé status, or other preferential status.

(iii) The Company and the Shareholder have provided Parent access to or delivered to Parent true and complete copies of all Government Contracts, including all Task Orders, and of all Government Bids and provided access to Parent to true and correct copies of all material documentation related thereto.

(b) Except as set forth in Section 3.19 (b) of the Shareholder and Company Disclosure Letter, (i) The Company has not received written, or to the Knowledge of the Shareholder and the Company, oral notification of cost, schedule, technical or quality problems (or other defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (ii) there are no Government Contracts pursuant to which Company is, to the Knowledge of the Shareholder and the Company, reasonably likely in the next twelve months to experience cost, schedule, technical or quality problems (or other defaults or disputes) that could reasonably result in claims against Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (iii) to Company’s or the Shareholder’s Knowledge, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (iv) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of the

Shareholder and the Company, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (v) no Governmental Authority has notified Company that it intends to seek Company’s agreement to lower rates under any of the Government Contracts or Government Bids.

(c) Except as set forth in Section 3.19 (c) of the Shareholder and Company Disclosure Letter, (i) Company has fully complied with all material terms and conditions of each Government Contract and Government Bid to which it is a party; (ii) Company has complied, in all material respects, with all statutory and regulatory requirements, including the Service Contract Act, the Contract Disputes Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Bids, (iii) the representations, certifications, and warranties made by Company with respect to the Government Contracts or Government Bids were accurate in all material respects as of their effective date, and Company has fully complied with all such certifications in all material respects; (iv) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Bid, and, to the Knowledge of the Shareholder and the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action; (v) no past performance evaluation received by Company with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (vi) to the Knowledge of the Shareholder and the Company, no money due to Company pertaining to any Government Contract or Government Bid has been withheld or set-off.

(d) Except as set forth in Section 3.19 (d) of the Shareholder and Company Disclosure Letter, with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified Company or the Shareholder of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to affect payments under Government Contracts or adversely affect the award of Government Contracts or Task Orders to Company in the future.

(e) Except as set forth in Section 3.19 (e) of the Shareholder and Company Disclosure Letter, Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truth in Negotiations Act, or (iii) any other request for a reduction in the price of any Government Contract, including claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. Company is not participating in any pending claim and, to the Knowledge of the Shareholder and the Company, has no interest in any potential claim against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(f) Except as set forth in Section 3.19(f) of the Shareholder and Company Disclosure Letter, (i) Company has not received any written, or to the Knowledge of the Shareholder and the Company, any oral show cause, cure, default or similar notice relating to the Government Contracts; (ii) no Government Contract or Task Order has been terminated for default in the past three (3) years; and (iii) to the Knowledge of the Shareholder and the Company, Company has not received any written or oral notice terminating any Government Contract or Task Order (or determining not to exercise an option year thereunder) for convenience or otherwise, or indicating an intent to terminate any Government Contract or Task Order for convenience or otherwise, or not to exercise an option year thereunder.

(g) Except as set forth in Section 3.19(g) of the Shareholder and Company Disclosure Letter, Company has not received any written or to the Knowledge of the Shareholder and the Company, oral notice of any outstanding claims or contract disputes to which Company is a party (i) relating to the Government Contracts or Government Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; or (ii) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

(h) During the past five (5) years, neither the Company nor the Shareholder has been, nor is the Company or Shareholder now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of the Shareholder and the Company, threatened against Company or any of its officers or employees. To the Knowledge of the Shareholder and the Company, there is no valid basis for Company’s or the Shareholder’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

(i) No Governmental Authority or prime contractor has issued a negative determination of responsibility against Company during the past five (5) years with respect to any quotation, bid or proposal for a Government Contract, nor to the Knowledge of Shareholder and the Company is the issuance of any such negative determination of responsibility pending.

(j) Except as set forth in Section 3.19 (j) of the Shareholder and Company Disclosure Letter, during the last five (5) years, Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid, nor is the Company contemplating making any such voluntary disclosure.

(k) Company has not received any written notice that any, and to the Knowledge of the Shareholder and the Company, none of Company’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of Company. Company has not received written notice of any, and to the Knowledge of the Shareholder and the Company, there is no, pending audit or investigation of the Company or any officer, employee or representative of Company by any Governmental Authority, nor within the last five (5) years has there been any audit or investigation of Company or any officer, employee or representative of Company relating to the business of Company resulting in an adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid.

(l) To the Knowledge of the Shareholder and the Company, all indirect and general and administrative (G&A) expense rates have been and are being billed consistent with Defense Contract Audit Agency (“DCAA”) approved rates or provisional rates. The Company is not subject to any “forward pricing” regulations.

(m) To the Knowledge of the Shareholder and the Company, the Company is in compliance with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

(n) Except as set forth in Section 3.19(n) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, there are no events or omissions that would reasonably be expected to result in (i) a material claim against Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid, or (ii) a material dispute between Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Bid.

(o) Company has undertaken no internal audit of any events or omissions that, at the time of the audit, Company or the Shareholder reasonably expected to have a Company Material Adverse Effect on performance of a Government Contract or Government Bid or a Company Material Adverse Effect as a whole.

(p) To the Knowledge of the Shareholder or Company, (i) all Government Bids listed in Section 3.19(a) of the Shareholder and Company Disclosure Letter were submitted in the Ordinary Course of Business, (ii) all Government Bids listed in Section 3.19(a) of the Shareholder and Company Disclosure Letter were based on assumptions believed by the management of Company to be reasonable at the time the Bid was submitted and which management of the Company continues to believe are reasonable, and (iii) Company and the Shareholder reasonably believe all Government Bids listed in Section 3.19(a) of the Shareholder and Company Disclosure Letter are capable of performance by the Company in accordance with the terms and conditions of such Government Bid without a total program loss (calculated in accordance with the Company’s accounting principles consistently applied).

(q) Except as set forth in Section 3.19(q) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, no Government Contract has incurred or currently projects losses or cost overruns in an amount exceeding $25,000.

(r) No payment has been made by Company or, to the Knowledge of the Shareholder and the Company, by a Person acting on Company’s behalf, to any Person (other than to any bona fide employee or agent of Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement Law or regulation or any other Laws.

(s) Except as set forth in Section 3.19(s) of the Shareholder and Company Disclosure Letter, Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

(t) Except as set forth in Section 3.19(t) of the Shareholder and Company Disclosure Letter, Company has reached agreement with the cognizant government audit agency approving and “closing” all indirect costs charged to Government Contracts for the years through 2003, and those years are closed.

(u) No personal property, equipment or fixtures were loaned, bailed or otherwise furnished to Company by or on behalf of the United States Government.

(v) (i) no written claims, or, to the Knowledge of the Shareholder and the Company, claims threatened in writing, exist against Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by Company; (ii) no such claims have been made against Company in the past 5 years; (iii) to the Knowledge of the Shareholder and the Company, no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Company Material Adverse Effect; and (iv) to the Knowledge of the Shareholder and the Company, Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

(w) Except to the extent prohibited by applicable Law, Section 3.19(w) of the Shareholder and Company Disclosure Letter sets forth all material facility security clearances held by Company. Any personnel of the Company required to hold personnel security clearances as a condition of maintaining Company’s facility security clearances have such clearance or are in the process of obtaining such clearances.

Section 3.20 Defense Articles, Defense Services and Technical Data. Since Company’s inception, it has not manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

Section 3.21 Suppliers and Customers. Section 3.21 of the Shareholder and Company Disclosure Letter lists, (A) the name of the customer and contract number for each of the ten (10) largest Government Contracts determined by the gross revenue of the Company and Company Subsidiaries on a pro-forma combined basis for the twelve (12) months ended on December 31, 2005 and for the three (3) months ended March 31, 2006, together with the respective dollar amount of gross revenue represented by each such Government Contract, and (B) the names of the ten (10) largest suppliers of goods or services to the Company and Company Subsidiaries determined by the direct costs incurred by the Company and the Company Subsidiaries on a pro-forma combined basis for the twelve (12) months ended on December 31, 2005 and for the three (3) months ended March 31, 2006, together with the respective dollar amount of direct costs incurred represented by each such supplier. To the Knowledge of the Shareholder and the

Company, the relationships of Company with such suppliers and customers are good commercial working relationships and (a) no Person listed in Section 3.21 of the Shareholder and Company Disclosure Letter within the last twelve (12) months has threatened to cancel or otherwise terminate, or to the Knowledge of the Shareholder and the Company, intends to cancel or otherwise terminate, any relationships of such Person with Company, (b) no such Person has during the last twelve (12) months decreased materially or, to the Knowledge of the Shareholder and the Company, threatened to decrease or limit materially, its relationships with Company or to decrease or limit materially its services or supplies to Company or its usage or purchase of the services or products of Company and (c) to the Knowledge of the Shareholder and the Company, the Transaction will not affect the relationship of Company with any supplier or customer listed in Section 3.21 of the Shareholder and Company Disclosure Letter.

Section 3.22 Bank Accounts. Section 3.22 of the Shareholder and Company Disclosure Letter lists the names and locations of all banks and other financial institutions with which Company and the Company Subsidiaries maintain an account (or at which an account is maintained to which Company and the Company Subsidiaries have access as to which deposits are made on behalf of Company and the Company Subsidiaries), in each case listing the type of account, the account number therefore, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by Company and the Company Subsidiaries.

Section 3.23 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 3.23 of the Shareholder and Company Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 3.24 Real Property; Other Assets.

(a) Neither the Company nor any Company Subsidiary owns any real property.

(b) Section 3.24(b) of the Shareholder and Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company and the Company Subsidiaries. The Company has delivered to Parent correct and complete copies of the leases and subleases listed in Section 3.24(b) of the Shareholder and Company Disclosure Letter, and in the case of any oral lease, a written summary of the material terms of such lease. With respect to each lease and sublease listed in Section 3.24(b) of the Shareholder and Company Disclosure Letter:

(i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditor rights;

(ii) the consummation of the Transaction will not cause such lease or sublease to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the Transaction, except as may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditor rights;

(iii) to the Knowledge of the Shareholder and the Company, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder.

(iv) no party to the lease or sublease has repudiated any provision thereof;

(v) with respect to each sublease, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying lease;

(vi) except for Permitted Liens, neither the Company nor any of the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(vii) all facilities leased or subleased thereunder have received all material approvals of Governmental Authorities (including licenses and permits) required by the Company and the Company Subsidiaries in connection with the operation thereof and have been operated and maintained by the Company and the Company Subsidiaries in accordance with applicable Laws, rules, and regulations, except where such failure would not have a Company Material Adverse Effect; and

(viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Company’s business as currently conducted at such facilities;

(x) all material Personal Property is in good working order and repair, subject to ordinary wear and tear; and

(ix) none of the Company or any Company Subsidiary has received written notice of any pending, or to the Knowledge of the Shareholder and Company, threatened condemnation, expropriation or other proceeding in eminent domain affecting any real property or any portion thereof or interest therein. To the Knowledge of the Shareholder and the Company, there are no outstanding Orders and none of the Company or any Company Subsidiary has received written notice of any pending or threatened claims, litigation, administrative actions or similar proceedings, in either instance relating to the ownership, lease, use or occupancy of the leased or subleased real property or any portion thereof.

Section 3.25 No Other Agreement To Sell. None of Company, any Company Subsidiary or the Shareholder have any legal obligation, absolute or contingent, to any other Person to sell, encumber or otherwise transfer the Company, any Company Subsidiary, the Company Common Stock, the Assets or the Company’s business (in whole or in part), or effect any merger, consolidation, combination, share exchange, recapitalization, liquidation, dissolution or other reorganization involving Company or any Company Subsidiary, or to enter any agreement with respect thereto.

Section 3.26 Related Party Transactions. Except as set forth in Section 3.26 of the Shareholder and Company Disclosure Letter, no director, officer, employee, shareholder or affiliate of the Company or any Company Subsidiary, or any individual related by blood, marriage or adoption to any such individual or entity, (a) has borrowed any money from, nor has any indebtedness or other similar obligations to, the Company or any Company Subsidiary, (b) is a party to any Contract (including, without limitation relating to the voting or disposition of Company Common Stock), or (c) has business dealings or a financial interest other than those arising out of the Shareholder’s status solely as a director, officer, employee and shareholder of the Company and/or any Company Subsidiary, as applicable, (including, without limitation, through the ownership of any equity interest in any other entity) in any material transaction, other than the Transaction, with the Company or any Company Subsidiary, and, other than Permitted Distributions and obligations to pay compensation or other employee benefits to the Shareholder in the Ordinary Course, there does not exist any commitment or liability of the Company or any Company Subsidiary to pay any remuneration or other consideration to any director, officer, employee or shareholder or affiliate, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation in connection with any such transaction.

Section 3.27 Permits. All Permits of the Company and each Company Subsidiary are set forth in Section 3.27 of the Shareholder and Company Disclosure Letter. The Company and each Company Subsidiary has all necessary Permits required of the Company or any Company Subsidiary, or necessary for the conduct of the Company’s business as currently operated, except for the lack of any of such Permits that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All such Permits are currently in full force and effect, except where the failure of such Permits to be in full force and effect, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. No proceedings have been instituted or, to the Knowledge of the Shareholder and the Company, are threatened (including as a result of the Transaction), seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect, except for such proceedings that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.28 Labor Relations.

(a) (i) Neither the Company nor any Company Subsidiary is a party to, and has no obligations under any collective bargaining agreement with any party relating to the compensation or working conditions of any of the Company or Company Subsidiaries’ employees; (ii) neither the Company nor any Company Subsidiary is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (iii) to the Knowledge of the Shareholder and the Company, as of the date hereof, there are no union organizational or representational activities underway among any of the employees of the Company or any Company Subsidiary; and (iv) as of the date hereof, neither the Company nor any Company Subsidiary has been charged or, to the Knowledge of the Shareholder and the Company, threatened with a charge of any unfair labor practice. As of the date hereof, there are no existing or, to the Knowledge of the Shareholder and the Company, threatened labor strikes, slowdowns, work stoppages, disputes or grievances affecting or which could reasonably be expected to affect operations at the Company or deliveries from or into any of the Company’s or any Company Subsidiary’s facilities.

(b) To the Company’s or the Shareholder’s Knowledge, neither the Company nor any Company Subsidiary has committed any act or failed to take any required action with respect to any of its employees which has resulted in a violation of any Laws of the United States, any state or city or municipality thereof, or any other relevant jurisdiction relating to the employment of labor, including, but not limited to: (i) ERISA, or similar legislation as it affects any employee benefit or welfare plan of the Company or any Company Subsidiary; (ii) the Immigration Reform and Control Act of 1986; (iii) the National Labor Relations Act, as amended; (iv) Title VII of the Civil Rights Act of 1964, as amended; (v) the Occupational Safety and Health Act; (vi) Executive Order 11246; (vii) the Fair Labor Standards Act; (viii) the Rehabilitation Act of 1973; (ix) the Age Discrimination in Employment Act; (x) the Americans With Disabilities Act of 1990; (xi) the Family and Medical Leave Act of 1993; (xii) the Equal Pay Act of 1963; and (xiii) all regulations under such acts described in the preceding clauses (i) through (xii) inclusive, except for any such act or omission as could not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Shareholder and the Company, the Company and each Company Subsidiary have withheld all amounts required by Law, regulation or agreement to be withheld from the wages or salaries of its employees, and neither the Company nor any Company Subsidiary is liable for any arrearage of wages or Taxes or penalties that are material to the Company taken as a whole, for failure to comply with any of the foregoing.

(c) There are no claims, petitions, charges, complaints, proceedings, or demands which are pending against the Company or any Company Subsidiary, or, to the Knowledge of the Shareholder and the Company, which are threatened, alleging any violation of any of the Laws of the United States, any state, city or municipality thereof, or any other relevant jurisdiction relating to the employment of labor, including, but not limited to, those referred to in Section 3.28(b).

(d) To the Knowledge of the Shareholder and the Company, all employees of the Company and each Company Subsidiary are lawfully authorized to work in the United States or their respective other employment locations under all applicable federal, state, or local immigration Laws.

(e) To the Knowledge of the Shareholder and the Company, no officer or Key Employee of the Company or any Company Subsidiary has provided notice of termination or an intention to terminate his or her employment with the Company or any Company Subsidiary.

Section 3.29 Insurance. Section 3.29 of the Shareholder and Company Disclosure Letter sets forth as of the date of this Agreement the insurance policies maintained by the Company and each Company Subsidiary, including, at a minimum, a description of the policy, the amount of benefit, deductible and co-payment, the amount of premium paid, termination/renewal date, and the name of the carrier. All policies of fire, liability, workers’ compensation, director and officer, professional liability and other forms of insurance providing insurance coverage to or for the Company or any Company Subsidiary in respect of each such policy for the last three years have been made available to Parent and (a) the Company and each Company Subsidiary are named insureds under such policies, (b) all premiums required to be paid with respect thereto covering all periods up to the date hereof have been paid, (c) to the Knowledge of the Shareholder and the Company, there has been no lapse in coverage under such policies during any period for which the Company or any Company Subsidiary has conducted its operations, (d) no written or, to the Knowledge of the Shareholder and the Company, oral notice of cancellation or termination has been received with respect to any such policy as of the date hereof and (e) consummation of the Transaction will not cause such policies to terminate. All such policies are in full force and effect, unless replaced with comparable insurance policies having comparable terms and conditions. The Company and each Company Subsidiary have complied in all material respects with the provisions of such policies. Except as set forth in Section 3.29 of the Shareholder and Company Disclosure Letter, since December 31, 2004 to the date of this Agreement, there have been no claims made with respect to such policies. Since December 31, 2004 to the date of this Agreement, no insurer has given the Company or any Company Subsidiary written notice that coverage was denied with respect to any claim submitted to such insurer by the Company or any Company Subsidiary. To the Knowledge of the Shareholder and the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any material insurance claim.

Section 3.30 Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all inventions, patents, industrial designs, applications and registrations for any of the foregoing (including any continuations, divisionals, continuations-in-part, renewals, reissues, patents issuing upon reexamination); trademarks, trade names, service marks, domain names, designs, logos, slogans, indicia of source and general intangibles of a like nature, together with all goodwill, registrations and applications related to the foregoing; works of authorship, copyrights, mask works, together with all registrations and applications related to the foregoing; proprietary technology, trade secrets, proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data; proprietary computer software programs or applications (in both source code and object code form and including without limitation firmware), and including all related technical documentation, user or operator manuals, software libraries, compliers, databases, schematics, diagrams and methodologies related to any of the foregoing (“Software”); all moral rights including without limitation any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory Law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right (“Moral Rights”); rights of publicity and privacy related to the use of the names, likenesses, voices, signatures and biographical information of real persons; licenses, immunities, covenants not to sue relating to any of the foregoing; any and all other intellectual property or other proprietary rights protectable as a matter of Law; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing. Any Intellectual Property that is used by the Company or any Company Subsidiary and that is owned by the Company or any Company Subsidiary is herein referred to as the “Company Intellectual Property.” Any Intellectual Property that is used by the Company or any Company Subsidiary and that is owned by a third party is herein referred to as the “Third Party Intellectual Property.”

(a) Section 3.30(a) of the Shareholder and Company Disclosure Letter lists all Company Intellectual Property for which an application for registration or request for approval has been filed or which is material to the Company and any Company Subsidiary and for which no applications for registration or requirements for approval have been filed, and specifies the jurisdictions in which such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. With respect to all applications listed in Section 3.30(a) of the Shareholder and Company Disclosure Letter, each such application has been prosecuted in material compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry, is in full force and effect at such registry, and as of the date hereof, there are no actions that must be taken within 90 days following the Closing that, if not taken, will result in the loss of any rights in any registrations of or applications to register any Company Intellectual Property, including without limitation, the payment of any registration, maintenance or renewal fees or the filing of any responses, documents, applications or certificates.

(b) Section 3.30(b) of the Shareholder and Company Disclosure Letter lists (i) all licenses, sublicenses and other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property; and (ii) all material licenses, sublicenses and other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any Third Party Intellectual Property. To the Knowledge of the Shareholder and the Company, each such license, sublicense and other agreement constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the Knowledge of the Shareholder and the Company, there exists no breach by any party thereto and no event has occurred that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any Company Subsidiary thereunder.

(c) The Company and any Company Subsidiary owns, or is licensed or otherwise possesses legally sufficient rights in and to the Company Intellectual Property and the Third Party Intellectual Property to carry out the business of the Company and the Company Subsidiaries as currently conducted. As of the date hereof, such rights are free and clear of any Lien, except for any Permitted Liens, and except as set forth in Section 3.30(c) of the Shareholder and Company Disclosure Letter. All of such rights shall survive unchanged by the consummation of the Transaction.

(d) To the Knowledge of the Shareholder and the Company, no claims with respect to any Company Intellectual Property or Third Party Intellectual Property to the extent arising out of any use, modification, reproduction, sale, servicing or distribution of such Third Party Intellectual Property by or through the Company or any Company Subsidiary, are currently pending or, to the Knowledge of the Shareholder and the Company, threatened by any Person, nor does the Company or the Shareholder have any Knowledge of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, modification, sale, licensing, servicing, disclosure, distribution or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company or any Company Subsidiary infringes or violates the Company’s, such Company’s Subsidiary’s or a third party’s Intellectual Property; (ii) against the use by the

Company or any Company Subsidiary of any Company Intellectual Property or Third Party Intellectual Property in the business as currently conducted by the Company or any Company Subsidiary; (iii) challenging the ownership, validity or effectiveness of any Company Intellectual Property or Third Party Intellectual Property; or (iv) challenging the Company’s or any Company Subsidiary’s license or legally enforceable right to use of the Company Intellectual Property or Third Party Intellectual Property in the business as currently conducted by the Company or any Company Subsidiary. Except as set forth in Section 3.30(d) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, neither the Company nor any Company Subsidiary has infringed or otherwise violated the Intellectual Property rights of any third party during the five year period immediately preceding the date hereof.

(e) Except as set forth in Section 3.30(e) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, there is no unauthorized use, disclosure, dissemination, infringement or misappropriation of any Third Party Intellectual Property or Company Intellectual Property by any third party, including any employee or former employee of the Company or any Company Subsidiary. The Company and each Company Subsidiary (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of a third party’s Intellectual Property and that has not been finally terminated prior to the date hereof or been informed or notified in writing by any third party that the Company or any Company Subsidiary may be engaged in such infringement and (ii) to the Knowledge of the Shareholder and the Company, have not engaged in or incurred any unauthorized use, misappropriation or infringement liability with respect to the Intellectual Property of another.

(f) To the Knowledge of the Shareholder and the Company, there are no royalties, fees, honoraria or other payments payable by the Company or any Company Subsidiary to any Person or by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property or Third Party Intellectual Property, other than license fees owed pursuant to written agreements and salaries and sales commissions paid to employees and sales agents, in each case, in the Ordinary Course of Business.

(g) Except as set forth in Section 3.30(g) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, no portion of any Company Intellectual Property or Third Party Intellectual Property contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; to deactivate normal use or operation; or to perform any other similar unauthorized actions.

(h) Except as set forth in Section 3.30(h) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, no Company or Company Subsidiary Software or component thereof contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses). With respect to the items set forth in Section 3.30(h) of the Shareholder and Company Disclosure Letter, if any, the

applicable license terms do not (i) require, or condition the use or distribution of any Company or Company Subsidiary Software on the disclosure, licensing or distribution of any source code for any portion of such Software or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company or Company Subsidiary Software.

(i) The Company has disclosed to Parent all operations, including application development and support, data or document storage or maintenance, and other business functions, that have been conducted by or for the Company or each Company Subsidiary within the twelve (12) months preceding Closing outside the United States. To the Knowledge of the Shareholder and the Company, the activities of the Company and each Company Subsidiary have at all times been conducted in full compliance in all material respects with applicable United States and foreign import and export control Laws. Without limitation of the foregoing, the Company and each Company Subsidiary has obtained all required licenses, clearances and classifications in connection with the Company’s sale and distribution of any Company Intellectual Property and Third Party Intellectual Property by the Company and such Company Subsidiary.

(j) The Company and each Company Subsidiary has established and is in material compliance with a security program, including technology, practices and procedures generally consistent with common practice in its industry, that is designed to protect (i) the integrity of transactions executed through the Company’s and each Company Subsidiary’s computer systems and networks, including encryption and/or other security protocols and techniques, (ii) the security, confidentiality and integrity of data housed in the Company’s and each Company Subsidiary’s computer systems and networks, (iii) the security, confidentiality and integrity of data and systems for which customers or service providers are granted access, and (iv) against unauthorized access to systems of third party service providers which have access to data stored or transmitted using the Company’s and each Company Subsidiary’s computer systems and networks. The Company has provided Parent with copies of SAS 70 reports prepared for the Company and each Company Subsidiary pertaining to its respective computer systems and networks or any related functions. Except as set forth in Section 3.30(j) of the Shareholder and Company Disclosure Letter, to the Knowledge of the Shareholder and the Company, neither the Company nor any Company Subsidiary has experienced or incurred any security breach in the two (2) years preceding Closing that compromised data of the Company or of any Company Subsidiary or of their respective customers.

(k) The Company and each Company Subsidiary conducts its business and has used, stored and distributed data of its customers in accordance with all Laws and regulations and any contracts to which the Company and such Company Subsidiary may be subject governing privacy or protecting such data. The Company has furnished the Parent copies of the Company’s and each Company Subsidiary’s privacy policies and the privacy policies of third party service providers that apply to the Company’s or such Company’s Subsidiary’s business (“Privacy Policies”). The Company and each Company Subsidiary is in compliance with all such Privacy Policies.

(l) The Company has furnished the Parent service standards (including service level agreements or SLAs) that the Company or any Company Subsidiary has provided its customers within the two (2) years preceding Closing governing performance or service standards. The Company and any Company Subsidiary is in material compliance with such performance or service standards. Except as set forth in Section 3.30(l) of the Shareholder and Company Disclosure Letter, there are no material customer complaints, disputes or claims for future services regarding performance or service standards that require payment by the Company or any Company Subsidiary of compensation of at least $25,000 per incident or $100,000 in the aggregate.

(m) For websites maintained by or for the Company or any Company Subsidiary, the Company or such Company Subsidiary owns respectively, in its name the relevant domain names and either owns or has sufficient rights in Intellectual Property to operate such websites, including Intellectual Property pertaining to third party trademarks, service marks, brands, logos, images, content, framing and links to other websites or URLs. The Company has furnished the Parent, to the extent in existence, with terms of use governing customers’ use of and access to such websites.

(n) As of the date hereof, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications. “IT Assets” means the Company’s and the Company Subsidiaries’ computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

Section 3.31 Environmental Liability. Except as set forth in Section 3.31 of the Shareholder and Company Disclosure Letter and except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Shareholder and the Company:

(a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and are in compliance with all material permits, authorizations, licenses or similar approvals required under Environmental Laws;

(c) there are no administrative, regulatory, or judicial actions or proceedings, suits, demands, claims, liens, notices of noncompliance or violation, investigations, requests for information, consent orders, consent judgments or consent agreements pending, or to the Knowledge of the Company or the Shareholder, threatened against the Company or any Company Subsidiary relating to Environmental Laws or Hazardous Materials. Neither the Company, any Company Subsidiary nor the Shareholder have received any written claim, demand or notice alleging violation of, or liability under, any Environmental Law;

(d) neither the Company nor any Company Subsidiary has any liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or any investigative or remedial obligations, associated with any Hazardous Materials pursuant to any Environmental Law and the real property owned or leased by the Company or any Company Subsidiary has not been listed or proposed for listing on the National Priorities List established by the United States Environmental Protection Agency, or any similar federal or state list;

(e) no Hazardous Material is present or at any time has been stored, treated, recycled, released, used, generated, handled, disposed of or discharged on, about, from or affecting any of the real property owned or leased by the Company or any Company Subsidiary except for Hazardous Materials that have been used, maintained and disposed of in compliance with all Environmental Laws; and

(f) the Company has delivered to the Parent true and complete copies of all engineering and environmental reports and studies, and all other reports, evaluations and assessments, if any, relating to any of the real property owned or leased by the Company or any Company Subsidiary and/or any matter referred to in this Section 3.31 in the control, possession, or custody of the Company, any of the Company Subsidiaries or the Shareholder.

Section 3.32 Complete Disclosure. Except as contemplated by or disclosed in this Agreement, and in Section 3.32 of the Shareholder and Company Disclosure Letter, there is no fact or circumstance known to the Company or the Shareholder that could reasonably be expected to result in a Company Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of the Shareholder, Company and Company Subsidiaries set forth in this Agreement (together with the Shareholder and Company Disclosure Letter and Exhibits to be furnished hereunder), (i) contains any untrue statement of a material fact, or (ii) omits to state, when read in conjunction with all of the information contained in this Agreement (including the Shareholder and Company Disclosure Letter and Exhibits), any fact necessary to make the statements or facts contained herein or therein (including the Shareholder and Company Disclosure Letter and Exhibits) not misleading. The Shareholder and the Company make no other representation or warranties other than as expressly set forth in this Agreement, the Shareholder and Company Disclosure Letter, the Exhibits delivered hereunder or any other agreement delivered in connection herewith, and all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by the Company and the Shareholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Shareholder and the Company the following matters. These representations and warranties, and the information contained in the letter, dated as of the date of this Agreement, from Parent to the Shareholder and the Company (the “Parent Disclosure Letter”) are current as of the date of this Agreement, except to the extent that a representation, warranty or information in the Parent Disclosure Letter expressly states that such representation, warranty or information is current only as of an earlier date.

Section 4.01 Organization, Standing and Power. Parent is duly formed, validly existing and in good standing under the Laws of Delaware and has full corporate power and corporate authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted other than such Permits, the lack of which individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify could not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Parent Charter and the Parent Bylaws.

Section 4.02 Parent Subsidiaries. Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.03 Capital Structure. The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”), of which 27,000,000 shares of Parent Common Stock are issued and outstanding, no shares of Parent Preferred Stock are issued and outstanding, and (ii) no shares of Parent Common Stock are held by Parent in its treasury. There are issued and outstanding warrants to purchase 44,000,000 shares of Parent Common Stock (“Parent Warrants”) and an option issued to Wedbush Morgan Securities Inc. to purchase 1,000,000 units, each unit consisting of one share of Parent Common Stock and two Parent Warrants. 47,000,000 shares of Parent Common Stock are reserved for issuance upon exercise of such warrants and such option. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth above or in Section 4.03 of the Parent Disclosure Letter, as of the date of this Agreement there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which Parent is a party (i) obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent, (ii) obligating Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock. The Stock Consideration to be issued by Parent in connection with the Transaction, upon issuance in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

Section	4.04 Authority; Execution and Delivery; Enforceability.

(a) Parent has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transaction and Parent has full corporate power and corporate authority to (i) prepare and file the Proxy Statement with the SEC relating to the Parent Stockholder Approval and (ii) distribute the Proxy Statement. The execution and delivery by Parent of each Transaction Agreement to which it is a party and the consummation by it of the Transaction have been duly authorized by all necessary corporate action on the part of Parent, subject to receipt of the Parent Stockholder Approval and, except as otherwise set forth herein, no other action on the part of Parent is necessary to authorize the execution, delivery or performance of this Agreement, the other Transaction Agreements, or to consummate the Transaction.

(b) Parent has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party (when executed and delivered pursuant hereto) will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar Laws now or hereinafter in effect affecting creditors’ rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought, and (iii) with respect to any indemnification agreements set forth herein or therein, enforceability may be limited by principles of public policy.

(c) The only vote of holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Transaction, the Amended Parent Charter and the Stock Option Plan is (i) the affirmative vote of the holders of a majority of the Shares of Parent Common Stock (a majority of the shares of Parent Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, for the Stock Option Plan), and (ii) the holders of less than 20% of the Parent Common Stock shall have exercised their conversion rights with respect to their shares of Parent Common Stock (collectively, the “Parent Stockholder Approval”).

Section	4.05 No Conflicts; Consents.

(a) The execution, delivery and performance by Parent of this Agreement and each Transaction Agreement to which it is a party, do not, and the consummation of the Transaction and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of (i) the Parent Charter (subject to obtaining the Parent Stockholder Approval prior to Closing) or the Parent Bylaws, (ii) any Parent Contract or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or its properties or assets, other than any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth in Section 4.05(b) of the Parent Disclosure Letter, no consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which Parent is a party or the consummation of the Transaction, other than (i) the filing of the Proxy Statement with the SEC, (ii) the Parent Stockholder Approval, (iii) compliance with and filings under the HSR Act, if applicable, (iv) the filing of the Certificate of Merger and the Amended Parent Charter with the Delaware Secretary of State, (v) filings required, if any, under the blue sky Laws of any jurisdiction in connection with the Transaction, (vi) notices to the Trustee under the terms of the Trust Account Agreement, and (vii) where the failure to obtain such consent, approval, license, Permit, order, authorization or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Subsequent to its registration thereunder, Parent has complied in all material respects with the filing and disclosure obligations set forth under the Exchange Act.

(b) The financial statements and notes contained in the Parent SEC Reports fairly present the financial condition and the results of operations, and cash flow of Parent as at the respective dates of and for the periods referred to in such financial statements, and such financial statements have been prepared in conformity with GAAP.

(c) Except as set forth in Section 4.06(c) of the Parent Disclosure Letter, since the date of the most recently filed Parent SEC Report, Parent has not incurred any liability or obligation of any nature (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), except for liabilities or obligations that did not, and could not reasonably be expected to, have a Parent Material Adverse Effect. Parent is not a guarantor or otherwise liable for any obligation of any other Person.

Section	4.07 Taxes.

(a) Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Parent (whether or not shown on any Tax Return) have been timely paid. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent. Parent has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for the year ended December 31, 2005. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent now pending, and Parent has not received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

(b) Except as set forth in Section 4.07 (b) of the Parent Disclosure Letter, the Parent is not obligated to make a payment or is a party to an agreement that under certain circumstances could obligate it to make a payment that would not be deductible under Section 280G or Section 162(m) of the Code; (ii) the Parent is not a party to an arrangement that is subject to Section 409(A) of the Code and that is subject to adverse Tax consequences under Section 409A(a)(1) of the Code; and (iii) the Parent has no losses that are subject to limitation under Section 382 of the Code or any other provision of federal, state, local or foreign income Tax Law.

(c) Except as set forth in Section 4.07 (c) of the Parent Disclosure Letter: (i) Parent has never been a beneficiary or has otherwise participated in (A) any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(1), (B) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (C) any transaction subject to comparable provisions of state Law; and (ii) Parent has disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(d) Parent has not directly or indirectly transferred any cash or property to AVIEL, OPTIMUS or PMC for less than full and adequate consideration and has not directly or indirectly made any loan to AVIEL, OPTIMUS or PMC in anticipation of the Merger.

Section 4.08 Litigation. There is no claim, suit, action or proceeding, or known investigation pending or, to the Knowledge of Parent, threatened against or affecting Parent, nor are there any Judgments outstanding against Parent.

Section 4.09 Brokers; Schedule of Fees and Expenses. Except as described in Section 4.09 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Parent.

Section	4.10 Trust Funds; Liquidation.

(a) Upon consummation of the Transaction and notice thereof to the Trustee, proceeds held in the Trust Account maintained by Parent and governed by the terms of the Trust Account Agreement shall be eligible for release, and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the proceeds held in the Trust Account, free of any lien whatsoever.

(b) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period contained in the Parent Charter will terminate, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the Transaction and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter (the “Cash Conversion Obligations”).

(c) As of the date hereof, and at all times from the date hereof until the Closing Date, Parent has and will have no less than $122,000,000 in the Trust Account.

Section 4.11 Insurance. Other than the policies set forth on Section 4.11 of the Parent Disclosure Letter (the “Parent Insurance Policies”), Parent does not maintain any insurance policy.

Section 4.12 Compliance with Applicable Laws. Parent has complied with and is not in default under any Laws applicable to Parent, except for such non-compliance as did not, or will not, have a Parent Material Adverse Effect. Parent has not received any written communication since its inception from a Government Authority that alleges that Parent is not in compliance in any material respect with any applicable Law. This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.07.

Section 4.13 Absence of Certain Changes or Events. Except as (i) set forth in the Parent SEC Reports or in Section 4.13 of the Parent Disclosure Letter and (ii) as contemplated by this Agreement, since the date of Parent’s inception, there has not been:

(a) a Parent Material Adverse Effect;

(b) any sale, lease, license, sublicense or other disposition of or grant of any interests in, or attachment of any Lien upon, any material portion of the properties, rights or assets, tangible or intangible, of Parent, other than Parent Permitted Liens;

(c) any waiver of any rights, claims, Lien or liability or cancellation, satisfaction or discharge of any debts owed to or claims of Parent, other than in the Ordinary Course of Business;

(d) any (i) new establishment of, adoption of, entry into, amendment, modification, or termination of any and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are (or have been) provided, maintained, contributed to or sponsored by Parent or an ERISA affiliate of Parent, or for which Parent or an ERISA affiliate of Parent has (or has had) any liability, contingent or otherwise (collectively, the “Parent Benefit Plans”), including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, consulting, independent contractor, indemnification or retention bonus, severance, termination, change in control or other plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, shareholder, employee, consultant or other individual performing services for Parent, (ii) agreement to any increase in the compensation or benefits, including cash, equity, and other forms of compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, shareholder, consultant or other individual performing services for Parent (other than increases in fees paid to Parent’s consultants that are implemented by such consultants), or employee or (iii) payment of any benefit not required by any Parent Benefit Plan or other plan or agreement;

(e) any (i) incurrence of any indebtedness for borrowed money other than the Wachovia Debt Obligations, or guarantee of any indebtedness of another person, issuance or sale of any debt securities or warrants or other rights to acquire any debt securities, guarantee of any debt securities of another Person, entering into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (ii) loans, advances or capital contributions to, or investments in, any other Person or (iii) creation, incurrence, assumption, or guarantee of any material capitalized lease obligations;

(f) any amendment to or restatement of the Parent Charter or Parent Bylaws;

(g) any acquisition of or agreement to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof;

(h) any new or amendment of a material Parent Contract, transaction, indebtedness or other arrangement in which any of Parent’s officers, directors, or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest; or

(i) any new or amendment of a material Parent Contract.

Section 4.14 Complete Disclosure. Except as contemplated by or disclosed in this Agreement, and in Section 4.14 of the Parent Disclosure Letter, there is no fact or circumstance known to Parent that could reasonably be expected to result in a Parent Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of Parent set forth in this Agreement (together with the Parent Disclosure Letter and Exhibits to be furnished hereunder), (i) contains any untrue statement of a material fact, or (ii) omits to state, when read in conjunction with all of the information contained in this Agreement (including the Parent Disclosure Letter and Exhibits), any fact necessary to make the statements or facts contained herein or therein (including the Parent Disclosure Letter and Exhibits) not misleading. Parent makes no other representation or warranties other than as expressly set forth in this Agreement, the Parent Disclosure Letter, the Exhibits furnished hereunder or any other agreement delivered in connection herewith, and all other representations and warranties of any kind expressed or implied are specifically disclaimed by Parent.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section	5.01 Conduct of Business.

(a) Conduct of Business by the Company and the Company Subsidiaries – Affirmative Covenants. Except as set forth in Section 5.01(a) of the Shareholder and Company Disclosure Letter, each of the Company and the Shareholder covenants and agrees that, from the date of this Agreement to the Closing Date, the Company and the Company Subsidiaries shall, and the Shareholder shall take all reasonable actions within his control to cause the Company and the Company Subsidiaries to, conduct their business in the Ordinary Course of Business and will not make or institute any material changes in their methods of management, accounting or operation, including, but not limited to: (i) collecting accounts receivable and paying accounts payable in the Ordinary Course of Business, (ii) maintaining its respective books, accounts and records in accordance with past custom and practice as used in the preparation of the Company Financial Statements, (iii) maintaining in full force and effect the existence of, and use commercially reasonable efforts to protect, all material Company Intellectual Property, (iv) maintaining all Permits that are necessary in order for the Company and Company Subsidiaries to own their respective Assets and conduct their business as it is then conducted in full force and effect, (v) complying in all material respects with all requirements of Law and all contractual obligations applicable to the Company and Company Subsidiaries and paying all applicable Taxes as and when such become due and payable consistent with past practice, (vi) preserve intact the business organization and Assets of the Company and each Company Subsidiary, (vii) maintaining in effect Material Contracts, (viii) preserving the present relationships of the Company and each Company Subsidiary with customers, licensees, suppliers and other Persons with which the Company or any Company Subsidiary has business relations, and (ix) maintaining and timely paying all premiums when due, in respect of all of the insurance policies maintained by the Company and the Company Subsidiaries as of the date hereof with respect to the business and properties of the Company and the Company Subsidiaries. Further, Company shall promptly deliver to Parent, copies of monthly and quarterly unaudited balance sheets and income statements prepared by the Company in the Ordinary Course of Business and as normally available to management.

(b) Conduct of Business by the Company and the Company Subsidiaries – Negative Covenants. Except as set forth on Section 5.01(b) of the Shareholder and Company Disclosure Letter, and without limiting the generality of the foregoing, from the date of this Agreement to the Closing Date, neither the Company nor any Company Subsidiary shall, and the Shareholder shall take all reasonable actions necessary to cause Company and any Company Subsidiary not to, do any of the following without the prior written consent of (or, in the case of Section 5.01(b)(xi), without 10 days prior written notice to) Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other payments or distributions (whether in cash, stock or property) to or on behalf of the Shareholder other than (i) payment of fixed salary and reimbursement of documented business expenses incurred in connection with the Shareholder’s position as an officer of the Company, in accordance with the Company’s normal practices and procedures, and (ii) Permitted Distributions (B) split, combine or reclassify any of its shares of capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, (C) purchase, redeem or otherwise acquire shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such interests or other securities, or (D) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership. For the avoidance of doubt, Parent, Company and the Shareholder agree that, except for Permitted Distributions, none of the earnings generated by the Company and the Company Subsidiaries since December 31, 2005 shall be distributed to the Shareholder;

(ii) pledge, issue, deliver, sell or grant or otherwise dispose of, or modify or amend any right of any holder of (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of its capital stock, or (C) any “phantom” stock or “phantom” stock rights, stock appreciation rights or stock-based performance units of the Company or any Company Subsidiary;

(iii) amend or restate the Company Charter or Company Bylaws or the articles of incorporation or bylaws of any Company Subsidiary, or convert into a different form of entity;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof;

(v) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or allow (other than Permitted Liens) any Lien on, any of its Assets (including any Company Intellectual Property) other than (A) in the Ordinary Course of Business, but in no event shall such dispositions exceed $50,000 individually or $100,000 in the aggregate for the Company and all Company Subsidiaries taken as a whole, or (B) as required pursuant to the terms of Material Contracts which are set forth in Section 5.01(b)(v) of the Shareholder and Company Disclosure Letter;

(vi) (A) enter into or amend any agreement, other than in the Ordinary Course of Business, that if entered into or amended prior the date hereof would be a Material Contract; or (B) modify, amend, transfer, terminate or waive any rights under any Material Contract in any manner adverse to the Company or any Company Subsidiary;

(vii) pay, discharge, satisfy or settle any litigation, except any settlement that would not: (A) impose any injunctive or similar order on the Company or any Company Subsidiary; or restrict in any way the business of the Company or any Company Subsidiary; or (B) exceed $100,000 in cost or value to the Company or any Company Subsidiary;

(viii) enter into or amend any Contract, transaction, indebtedness or other arrangement in which any of its directors, officers, shareholders or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(ix) (A) Except with respect to continued advances pursuant to the terms of the Citizens Debt Obligations, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (B) make any loans, advances or capital contributions to, or investments in, any other Person, or (C) create, incur, assume or guarantee any material capitalized lease obligations;

(x) file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to the Company or any Company Subsidiary, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action relating to the filing of any material Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any Company Subsidiary or decreasing any Tax attribute of the Company or any Company Subsidiary;

(xi) establish, adopt, enter into or amend, modify or terminate any Company Benefit Plans, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control, indemnification, retention bonus or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, shareholder, employee, consultant or other individual performing services for the Company or any Company Subsidiary, (ii) agree to any increase in the compensation or benefits, including cash, equity, and other forms of compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, Shareholder or consultant or salaried employee (other than for non-management employees in the Ordinary Course of Business), (iii) pay any benefit not required by any Company Benefit Plan or other plan or agreement, (iv) establish, adopt, enter into or amend in any respect any collective bargaining agreement, or any other agreement or commitment to or relating to any labor union, (v) make any determinations under any collective bargaining agreement, any other agreement or commitment to or relating to any labor union or any Company Benefit Plan, or (vi) terminate without cause the employment of any Key Employee;

(xii) incur any loss or impairment of any right, title or interest held by the Company or any Company Subsidiary in any Company Intellectual Property, or loss of any license necessary for the use of any Company Intellectual Property;

(xiii) pay, discharge or satisfy any liabilities, other than payment, discharge or satisfaction in the Ordinary Course of Business of liabilities that are not to or on behalf of a director, officer, shareholder or other affiliates of the Company or any Company Subsidiary;

(xiv) conduct any material reevaluation of any asset, including any write-down of inventory or writing-off of accounts receivable except as permitted by GAAP;

(xv) make or agree to make any new capital expenditure (or series of related capital expenditures), or any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, or acquisitions) in amounts in excess of $100,000 in the aggregate;

(xvi) do or omit to take any action, or permit any omission to act, that would cause a breach or default under, or the termination, modification or amendment of, any Material Contract, or any government license, material Permit or other material authorization;

(xvii) amend, modify, extend, renew or terminate any lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring rental and other payments in excess of $100,000 annually;

(xviii)	grant any irrevocable power of attorney;

(xix) terminate, cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by the Company that is not replaced by comparable coverage;

(xx) make any change in accounting methods, principles or practices by the Company or any Company Subsidiary affecting the consolidated Assets, liabilities, liquidity, cash flows or results of operations of the Company, except to the extent required by GAAP;

(xxi) make any change in the lines of business in which the Company or any Company Subsidiary participates or is engaged;

(xxii) make or omit to take any action which would be reasonably anticipated to have a Company Material Adverse Effect;

(xxiii) form, establish or acquire any Subsidiary; or

(xxiv) take, authorize, commit or agree to take any of the foregoing actions.

(c) Conduct of Business by Parent. From the date of this Agreement to the Closing Date, Parent shall not do any of the following without the prior written consent of the Shareholder and the Company:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization of, or alter through merger, liquidation, reorganization or restructuring or in any other fashion its corporate structure;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of its capital stock (other than vesting of currently outstanding options and warrants pursuant to their terms), or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii) amend the Parent Charter or the Parent Bylaws other than as contemplated herein;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof;

(v) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or allow any Lien, other than Parent Permitted Liens;

(vi) (A) enter into or amend any material Parent Contract; or (B) modify, amend, transfer, terminate or waive any rights under any material Parent Contract;

(vii) enter into or amend any material Parent Contract, transaction, indebtedness or other arrangement in which any of Parent’s officers, directors, shareholders or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(viii) (A) except with respect to continued advances pursuant to the terms of the Wachovia Obligations, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (B) make any loans, advances or capital contributions to, or investments in, any other Person or (iii) create, incur, assume or guarantee any material capitalized lease obligations;

(ix) establish, adopt, enter into or amend, modify or terminate any Parent Benefit Plans, including any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, change in control, indemnification, retention bonus or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director, shareholder, employee, consultant or other individual performing services for Parent, (ii) agree to any increase in the compensation or benefits, including cash, equity, and other forms of compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, shareholder or consultant or salaried employee (iii) pay any benefit not required by any Parent Benefit Plan or other plan or agreement, (iv) establish, adopt, enter into or amend in any respect any collective bargaining agreement, or any other agreement or commitment to or relating to any labor union, or (v) make any determination under any collective bargaining agreement, or any other agreement or commitment to or relating to any labor union or any Parent Benefit Plan;

(x) do or omit to take any action, or permit any omission to act, that would cause a breach or default under, or the termination, modification or amendment of, any material Parent Contract, or any government license, material Permit or other material authorization;

(xi) amend, modify, extend, renew or terminate any lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(xii) make or omit to take any action which would be reasonably anticipated to have a Parent Material Adverse Effect;

(xiii) form, establish or acquire any Subsidiary; or

(xiv) take, authorize, commit or agree to take any of the foregoing actions.

(d) Other Actions. Each of the Parent, the Shareholder and the Company shall use its commercially reasonable efforts to not, and shall use its commercially reasonable efforts to not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party becoming untrue, or (ii) any condition to the Transaction set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Special Meeting; Stockholder’s Consent.

(a) Following receipt of the Company Financial Statements and the Company Information, Parent shall promptly prepare and file with the SEC a Proxy Statement in preliminary form for the purpose of soliciting Parent Stockholder Approval in favor of: (i) the approval of the Transaction; (ii) the adoption of the Amended Parent Charter; and (iii) the adoption of an employee stock option plan in the form attached hereto as Exhibit E (the “Stock Option Plan”), at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”).

(b) The Shareholder will cause the Company to deliver to Parent for the purpose of preparing the Proxy Statement and in a form sufficient to allow Parent to satisfy all requirements under the Law, the Company Financial Statements and the Company Information as promptly as reasonably practicable after the execution of this Agreement. The Company, the Shareholder and their counsel shall be given the opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Parent, with the assistance of Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved for mailing by the SEC as promptly as practicable.

(c) As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the Transaction and the other matters presented to the stockholders of Parent for approval or adoption at the Special Meeting described in Section 6.01(a).

(d) The Shareholder and the Company will use their reasonable best efforts to obtain the auditors’ consents to the inclusion and/or incorporation by reference of the Company Financial Statements in the Proxy Statement.

(e) Parent, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the holders of Parent Common Stock vote in favor of the approval of the Transaction and the other matters described in Section 6.01(a), and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

(f) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Parent, the Shareholder and the Company shall be responsible for ensuring that the Proxy Statement will not, as of the date on which it is first mailed to the holders of Parent Common Stock (or at the date any amendment or supplement thereto is mailed), and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided that the Shareholder and the Company shall only be responsible for ensuring the accuracy or completeness of the information in the Proxy Statement that was furnished by the Shareholder or the Company for inclusion in the Proxy Statement.

Section 6.02 Public Company Compliance. The Company shall, and the Shareholder shall take all reasonable steps to cause Company to, comply at the Effective Time with all applicable federal securities Laws, and cause Parent as Surviving Company at the Effective Time to comply with all applicable federal securities Laws, including, but not limited to satisfying all applicable requirements of SARBOX.

Section 6.03 Directors and Officers of Parent On Closing Date. Parent, the Shareholder, and Company shall take all necessary action so that the persons listed on Exhibit F and Exhibit C attached hereto are elected to the positions of officers and directors, respectively of Surviving Corporation, as set forth therein, to serve in such positions effective on the Closing Date.

Section 6.04 Access to Information; Confidentiality. The Company and the Shareholder shall afford to the Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, assets, books, Contracts, personnel, agents, representatives, accountants, vendors, customers and suppliers and records, business, financial, legal, regulatory, Tax, compensation and other data and information concerning the Company and Company Subsidiaries. Such access shall not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries and provided further that Parent coordinates such access with the Shareholder. All information exchanged pursuant to this Section 6.04 shall be subject to the mutual nondisclosure agreement dated March 29, 2006, between the Company and Parent (the “Confidentiality Agreement”).

Section 6.05 Reserved.

Section 6.06 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Government Authority and the making of all necessary registrations and filings (including filings with Government Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government Authority, (ii) the obtaining of all consents including, without limitation, the Required Consents, approvals or waivers from third parties, (iii) the defending of any Lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Government Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and the Transaction Agreements. In connection with and without limiting the foregoing, Parent, the Shareholder and the Company shall (A) take all commercially reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all commercially reasonable action necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements.

(b) The Company and the Shareholder on the one hand, and Parent on the other hand shall give prompt notice to the other, of (i) its or his Knowledge of any representation or warranty made by it or him contained in this Agreement or any Transaction Agreement becoming untrue or inaccurate in any respect (without regard to whether the representation or warranty subsequently becomes or is capable of becoming true and accurate) or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement (without regard to whether such failure to comply or satisfy is cured or capable of being cured), provided, however, that, except as otherwise set forth in Section 9.07, such notification pursuant to this Section 6.06(b) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.

Section 6.07 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Transaction by the Shareholder or the Company shall be paid by the Surviving Company upon the Closing of the Transaction, or by the party incurring such expenses, if the Transaction is not consummated; provided, however that in the event the Transaction is not consummated, then Parent shall reimburse the Shareholder and the Company for all reasonable expenses that are incurred and paid by him or it that are directly related to the Transaction and evidenced by written invoices or other documentation satisfactory to Parent if: (a) this Agreement is terminated as a result of (i) a material breach by Parent of any of the representations, warranties, covenants or agreements contained herein that has not been waived in writing by the Shareholder, or (ii) the failure to obtain the Parent Stockholder Approval - and - (b) Parent consummates a business combination transaction as defined in the Parent Charter (the “Business Combination Transaction”). Such reimbursement shall be paid within 10 business days following the consummation of such Business Combination Transaction.

Section 6.08 Certificate of Incorporation Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Parent Charter or in any indemnification agreements shall survive the Transaction and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous, and issued by a insurer rated of comparable financial strength and stability) with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.08.

(d) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee referred to in Section 6.18 of this Agreement.

Section 6.09 Public Announcements. Parent, on the one hand, and the Shareholder and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to comment upon and approve or disapprove in writing, any press release or other public statements with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such written approval, except as may be required by applicable Law or court process or pursuant to any requirement of a stock exchange where Parent Common Stock is traded. Upon execution of this Agreement, Parent shall file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act reporting the execution of this Agreement. Upon the Closing of the Transaction, Parent shall file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act reporting the Closing of the Transaction. In connection with the preparation of the Form 8-K reports, Parent on the one hand, and Company and the Shareholder on the other hand, shall, upon the request by the other, furnish the other with all information as may be reasonably necessary or required to prepare the Form 8-K reports. Each party represents and warrants to the other party that with respect to the information that such party provides, all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 6.10 Taxes.

(a) The parties intend the Transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. Except as required by the Transaction Agreements, each of the Parent, the Shareholder and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b) The Shareholder shall cause the Company to prepare and timely file, taking into account all valid extensions of time to file, all Tax Returns of the Company or any Company Subsidiary for any Pre-Closing Period. The Shareholder covenants that (A) all such Tax Returns shall be prepared in a manner consistent with past practices (taking into account the Company’s change in accounting method during 2005) and shall be true, accurate and complete in all material respects and (B) he shall timely pay (or cause the Company or an appropriate Company Subsidiary to timely pay) to the appropriate taxing authority the full amount of any Taxes shown to be due and payable on such Tax Returns.

Section 6.11 Lock-Up Agreement. The Shareholder agrees that he shall not, prior to the date that is one (1) year after the Closing Date, sell, transfer or otherwise dispose of an interest in the Stock Consideration other than as permitted pursuant to the terms of the letter in the form of Exhibit G attached hereto (“Lock-Up Letter”) executed by the Shareholder concurrently with the Closing.

Section 6.12 Registration Rights Agreement. Parent and the Shareholder agree to enter into the Registration Rights Agreement in the form of Exhibit H attached hereto (“Registration Rights Agreement”) concurrently with the Closing.

Section 6.13 Employment Agreements. Parent and Shareholder agree to enter into the employment agreement in the form of Exhibit I attached hereto (“Shareholder Employment Agreement”) concurrently with the Closing. The Shareholder shall cooperate with and assist the Surviving Company Board of Directors in its efforts to cause the Chief Financial Officer of the Company to enter into an employment agreement with the Surviving Company.

Section 6.14 Pre-Closing Confirmation.

(a) Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Closing, Parent shall (i) give the Trustee advance notice of the Closing Date, and (ii) cause the Trustee to provide a written confirmation to the Shareholder and the Company confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Transaction.

Section 6.15 Shareholder Claims. As additional consideration for the payment of the Total Merger Consideration by Parent to the Shareholder pursuant to this Agreement, the Shareholder hereby releases and forever discharges, effective as of the Closing Date, the Company and each Company Subsidiary from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from the Shareholder’s (i) status as a holder of an equity interest in the Company; and (ii) status as an officer, director, employee or in any other capacity with the Company or any Company Subsidiary prior to Closing, to the extent that the basis for claims under any such status that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent set forth in this Agreement and shall exclude claims for compensation and/or employee benefits incurred in the Ordinary Course of Business and/or Permitted Distributions.

Section 6.16 Disclosure Letters. Concurrently with the execution of this Agreement, (a) the Shareholder and the Company shall deliver the Shareholder and Company Disclosure Letter to Parent and (b) Parent shall deliver the Parent Disclosure Letter to the Shareholder and the Company. The Shareholder and Company Disclosure Letter and the Parent Disclosure Letter (collectively, the “Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Article III, Article IV or Article V as applicable, and the disclosure in any section or subsection of the Disclosure Letters shall qualify only the corresponding section or subsection in Article III, Article IV or Article V, as applicable, unless it is reasonably apparent that the disclosure in any section or subsection of the Disclosure Letters should apply to one or more other sections or subsections of Article III, Article IV or Article V, as applicable and (ii) be updated, amended and supplemented, as appropriate through the Closing, so that the Shareholder and Company Disclosure Letter and the Parent Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Parent, the Shareholder and Company, as applicable, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Disclosure Letters.

Section 6.17 No Other Negotiations. Until the earlier of the Closing Date or the termination of this Agreement, Parent on the one hand, and the Shareholder and the Company on the other hand, and their respective affiliates, agents or representatives shall not (i) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into any negotiations or discussions looking toward, or (iii) enter into any agreement or understanding providing for, any acquisition of the capital stock of Parent or Company or any Company Subsidiary, or any part of the assets or the businesses of Parent or Company or any Company Subsidiary. In addition, Parent, the Shareholder and the Company and their respective affiliates, agents or representatives shall not provide any information to any Person (other than as contemplated by this Agreement) for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition of capital stock, assets or business. Each of Parent on the one hand and the Shareholder and the Company on the other hand shall notify the other immediately of any such inquiries or proposals or requests for information. Until the earlier of the Closing Date or the termination of this Agreement, Parent, and its affiliates, agents or representatives shall not (i) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into any negotiations or discussions looking toward, or (iii) enter into any agreement or understanding providing for, any acquisition of the capital stock (or any part of the assets) of any Person.

Section 6.18 Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee (the “Parent Committee”) consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions regarding Parent’s right to indemnification pursuant to Article IX hereof and pursuant to the Escrow Agreement. The Shareholder and Company shall take all actions necessary to ensure that the Parent Committee shall remain in existence until all of Parent’s rights to indemnification pursuant to Article IX hereof are extinguished. In the event of a vacancy in the Parent Committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date. The Parent Committee is intended to be the “Committee” referred to in Article IX hereof and in the Escrow Agreement. The duties of the Parent Committee shall be only those which are specifically provided in this Agreement and the Escrow Agreement, and the members of the Parent Committee shall not be personally liable for actions or decisions taken or made in good faith in managing or discharging their duties and responsibilities in accordance with the terms hereof and thereof. The Shareholder shall cause Surviving Company to make available such resources, including, without limitation, financial resources, as the Parent Committee feels are reasonably necessary to fulfill its rights and obligations hereunder.

Section 6.19 Credit and Other Obligations. At the Closing, Surviving Company shall pay in full and retire the Wachovia Debt Obligations. Immediately following the Closing, Surviving Company shall pay in full and retire the Citizens Debt Obligations, the TICC Debt Obligations, the PMC Earn-Out Obligations (to the extent then earned, due and payable), the Seller Notes Obligations, and at, or promptly following the Closing, the Cash Conversion Obligations, with proceeds received from the Trust Account. The Shareholder shall cause the Company and Surviving Company to take all actions necessary to obtain payoff letters and release of all Liens with respect to the Citizens Debt Obligations, the TICC Debt Obligations, the PMC Earn-Out Obligations, and the Seller Notes Obligations upon payment of such obligations.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each party to effect the Transaction is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(b) Antitrust and Government Consents. Any waiting period (and any extension thereof) applicable to the Transaction under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust Law, the absence of which would prohibit the consummation of the Transaction, shall have been obtained or made. Any Required Consents from a Government Authority required to be obtained in connection with the consummation of the Transaction shall have been obtained.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect;

provided, however, that prior to asserting this condition, each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(d) Trust Account. At the Closing Date, Parent shall have made appropriate arrangements with the Trustee to have the funds held in the Trust Account disbursed to pay in full all obligations under the following: (i) the Cash Consideration, (ii) the Citizens Debt Obligations, (iii) the TICC Debt Obligations (iv) the PMC Earn-Out Obligations (to the extent then earned, due and payable) (v) the Seller Notes Obligations (vi) the Wachovia Debt Obligations and (vii) the Cash Conversion Obligations, and to pay the remaining balance to the Surviving Company.

Section 7.02 Conditions to Obligations of Parent to Effect the Transaction. The obligations of Parent to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Shareholder and the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). Parent shall have received a certificate signed by the Shareholder and, on behalf of the Company, by the chief executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Shareholder and the Company shall have performed in all material respects all obligations required to be performed by him or it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the Shareholder and, on behalf of the Company, by the chief executive officer of the Company to such effect.

(c) Company Material Adverse Effect. There shall not have occurred since the date of this Agreement any Company Material Adverse Effect.

(d) Consents. All Required Consents shall have been obtained and evidence of such shall have been provided to Parent.

(e) Other Deliveries. The Shareholder and Company shall have delivered to Parent:

(i) Certified copies of resolutions and actions taken by the Shareholder and the Company’s Board of Directors in connection with the approval of this Agreement and the Transaction;

(ii) an IRS Form W-9, completed by the Shareholder, in a form reasonably satisfactory to Parent;

(iii) certificates from the Commonwealth of Virginia and from each jurisdiction where the Company and each Company Subsidiary is qualified to do business as a foreign corporation, dated no earlier than fifteen (15) days prior to the Closing Date, as to the good standing of the Company and each Company Subsidiary in such jurisdictions;

(iv) an affidavit of non-foreign status of the Shareholder dated as of the Closing Date in form and substance required under Section 1445 of the Code and the Regulations thereunder such that Parent is exempt from withholding any portion of the Total Consideration; and

(f) Shareholder Agreements. The Shareholder shall have executed and delivered to Parent: (i) the Shareholder Employment Agreement, (ii) the Lock-Up Letter, (iii) the Registration Rights Agreement and (iv) the Escrow Agreement, which shall also contain the signature of the Escrow Agent.

(g) No Litigation. No action, suit or proceeding shall be pending or threatened before any Government Authority which is reasonably likely to (i) cause the Transaction to be rescinded following consummation or (ii) affect materially and adversely the Company Common Stock or the right of Parent to own, operate or control any of the Assets and operations of the Company and the Company Subsidiaries following the Transaction and no Order to any such effect shall be in effect.

(h) Fairness Opinion. Parent shall have received an opinion in form and substance satisfactory to it from Capitalink, L.C. that (i) the Total Consideration is fair, from a financial point of view, to Parent’s stockholders, and (ii) the fair market value of Company’s operating business is at least equal to 80% of Parent’s net assets.

Section 7.03 Conditions to Obligation of the Shareholder and the Company to Effect the Transaction. The obligation of Shareholder and the Company to effect the Transaction is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). The Shareholder and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Shareholder and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer of Parent to such effect.

(c) Other Deliveries. Parent shall have delivered to the Shareholder and the Company certified copies of resolutions and actions taken by the Parent’s Board of Directors in connection with the approval of this Agreement and the Transaction; and

(d) Parent Material Adverse Effect. There shall not have occurred since the date of this Agreement any Parent Material Adverse Effect.

(e) Agreements. Parent shall have executed and delivered to the Shareholder: (i) the Shareholder Employment Agreement, (ii) the Registration Rights Agreement and (iii) the Escrow Agreement, which shall also contain the signature of the Escrow Agent.

(f) Resignations. All officers and directors of Parent prior to the Closing Date, except those listed on Exhibit C shall have resigned from all of their positions and offices with Parent.

(g) Consents. Parent shall have obtained the consents set forth in Section 4.05(b) of the Parent Disclosure Letter and evidence of such shall have been provided to the Company and the Shareholder.

(h) No Litigation. No action, suit or proceeding shall be pending or threatened before any Government Authority which is reasonably likely to (i) cause the Transaction to be rescinded following consummation or (ii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock comprising the Stock Consideration and no Order to any such effect shall be in effect.

(i) SEC Compliance. Immediately prior to the Closing, Parent shall, in all material respects, be in compliance with the requirements of the Exchange Act.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Parent Stockholder Approval:

(a) by mutual written consent of Parent, the Shareholder and the Company;

(b) provided that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement, by either Parent on the one hand, or the Shareholder and the Company on the other hand;

(i) if the Transaction is not consummated on or before December 31, 2006 (the “Outside Date”);

(ii) if any Government Authority issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transaction and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) if any condition to the obligation of such party to consummate the Transaction set forth in Sections 7.01, 7.02, or 7.03 becomes incapable of satisfaction prior to the Outside Date; or

(iv) if, at the Special Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained;

(c) by Parent, in the event that there has been a material violation or breach by the Shareholder or the Company of any representation, warranty, or covenant contained in this Agreement, which violation or breach cannot be or has not been cured within thirty (30) days after Parent’s giving of written notice to the Company and the Shareholder of such violation or breach or the Outside Date, if earlier (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by the Shareholder and the Company, in the event that there has been a material violation or breach by Parent of any representation, warranty, or covenant contained in this Agreement, which violation or breach cannot be or has not been cured within thirty (30) days after the Shareholder’s and the Company’s giving of written notice to Parent of such violation or breach or the Outside Date, if earlier (provided that the Shareholder or the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either the Shareholder and Company on the one hand or Parent on the other hand as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, the Shareholder or Company, other than Section 6.07 (Fees and Expenses), Section 6.09 (Public Announcements), this Section 8.02 , Article IX (Indemnification), Section 10.01 (Notices), Section 10.03 (Interpretation), Section 10.04 (Severability), Section 10.06 (Entire Agreement; No Third-Party Beneficiaries), Section 10.07 (Governing Law), Section 10.08 (Assignment), Section 10.09 (Injunction), and Section 10.10 (Waiver of Jury Trial), which provisions shall survive such termination.

Section 8.03 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Parent Stockholder Approval; provided, however, that after receipt of Parent Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of the Company, action by the Shareholder and the Company’s Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. All representations, warranties, covenants, and obligations of the Shareholder, the Company and Parent contained in this Agreement and the Disclosure Letters, and the certificates delivered by the Shareholder, Company and Parent pursuant to Article VII, shall survive the Closing. Any and all claims for indemnification under Section 9.02 must be made prior to the date eighteen (18) months following the Closing; provided, however, that the representations and warranties in Sections 3.03 (Capital Structure) and 3.04 (Title to Company Common Stock) and any and all claims based upon fraud or willful misconduct shall survive indefinitely; further provided, however, that the representations and warranties in Section 3.11 (Taxes) shall survive for the applicable statute of limitations and shall terminate thirty (30) days after the expiration of such statute of limitations period; further provided, however, that the representations and warranties in Section 3.05 (Authority; Execution and Delivery), Section 3.07(a)(B)(iv) and (vi) (No Conflicts; Consents), Section 3.19(f)(iii) (Government Contracts) and Section 3.12 (Benefit Plans) shall survive for a period ending on the date five (5) years following the Closing. Any and all claims for indemnification under Section 9.03 must be made prior to the date eighteen (18) months following the Closing; provided, however, that the representations and warranties in Section 4.03 (Capital Structure) and any and all claims based upon fraud or willful misconduct shall survive indefinitely; further provided, however, that the representations and warranties in Section 4.07 (Taxes) shall survive for the applicable statute of limitations and shall terminate thirty (30 days after the expiration of such statute of limitations period. In the event notice of any claim for indemnification under Section 9.02 or Section 9.03 shall have been given prior to the end of the applicable date referenced above (the “Claims Period”), such indemnification claim may be pursued until such time as such claim is finally resolved, and further provided, however, that this Section 9.01 shall not limit any covenant or obligation of the parties contained in this Agreement or the right to pursue any claim for breach of such covenant or obligation, which by its terms contemplates performance or continued performance after the Claims Period. Notwithstanding anything to the contrary in the foregoing, all covenants and obligations of the Shareholder, the Company and Parent which by their terms contemplate performance after the Closing Date or after termination of this Agreement shall survive pursuant to their respective terms.

Section 9.02 Indemnification and Payment of Damages by the Company and the Shareholder. Parent and its directors, officers, stockholders, accountants, agents and employees, affiliates and their respective heirs, successors and assigns (each a “Parent Indemnified Party”) shall be fully indemnified, held harmless and reimbursed from and against any and all proceedings, charges, complaints, judgments, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Damages”) by the Shareholder (or by the Company and the Shareholder jointly and severally for claims arising out of the failure to consummate the Transaction), caused by or arising, directly or indirectly, out of:

(a) any inaccuracy in or breach of any representation or warranty made by the Company or the Shareholder in this Agreement, the Shareholder and Company Disclosure Letter, or any other certificate delivered by the Company or the Shareholder pursuant to this Agreement;

(b) any breach by the Company or the Shareholder of any covenant or obligation contained in this Agreement, the Escrow Agreement, or the Lock-Up Letter; and

(c) enforcing the Parent Indemnified Parties’ indemnification rights provided for hereunder.

Section 9.03 Indemnification and Payment of Damages by Parent. After the Closing, the Shareholder and his heirs, successors and assigns (each a “Shareholder Indemnified Party”) shall be fully indemnified, held harmless and reimbursed from and against any and all Damages by Parent caused by or arising, directly or indirectly, out of:

(a) any inaccuracy in or breach of any representation or warranty made by Parent in this Agreement, the Parent Disclosure Letter, or any other certificate delivered by Parent pursuant to this Agreement; and

(b) any breach by Parent of any covenant or obligation contained in this Agreement, the Escrow Agreement, or the Lock-Up Letter; and

(c) enforcing the Shareholder Indemnified Parties’ indemnification rights provided for hereunder.

Section 9.04 Indemnification Process. The party or parties making a claim for indemnification under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnified Party” and the party or parties against whom such claims are asserted under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnifying Party.” The Parent, the Shareholder and the Company acknowledge that all actions to be taken on behalf of a Parent Indemnified Party shall be taken on its behalf by the Committee in accordance with the provisions of this Agreement and the Escrow Agreement. All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

(a) In the event that (i) any proceeding is asserted or instituted by any Person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim” and with the Third party Claims, sometimes collectively referred to herein as, a “Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying in reasonable detail the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim (a “Claim Notice”); provided, however, that the failure to give notice shall not relieve the Indemnifying Party of its obligations hereunder unless such failure shall materially prejudice the Indemnifying Party’s ability to defend such Claim.

(b) In the event of a Third Party Claim, the Indemnifying Party will have the right to assume the defense of such Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnifying Party has given notice of the Third Party Claim; provided , however, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, further provided, however, that the Indemnifying Party shall bear the cost and expense of separate co-counsel retained by the Indemnified Party if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest in respect of which a party refuses to grant an informed waiver and consent, (ii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within the 15 day time period specified above, or (iii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim, (a) the Indemnifying Party will not consent to the entry of any judgment on, or enter into any settlement with respect to, the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party, does not impose any future obligation on the Indemnified Party, and includes as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect of the Third Party Claim, and (b) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article IX caused by or arising from such settlement, compromise or consent to the entry of judgment.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party shall be deemed to have accepted responsibility for the Damages set forth in such notice and shall have no right to further contest the validity of such notice. If the Indemnifying Party responds within such thirty (30) days after receipt of the notice and rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as may be available to it under contract or applicable Law.

(d) In addition to (and not in limitation of) the cooperation contemplated by Section 9.03(b), from and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.03(d).

(e) Parent shall provide the Shareholder with prior written notice (“Parent Payment Notice”) at least five (5) business days prior to its payment of any Claim determined to be payable by Parent to the Shareholder hereunder (“Payable Parent Claim”). Notwithstanding anything contained herein to the contrary, and subject to applicable Law and the availability of authorized shares of Parent Common Stock to satisfy the election, the Shareholder shall have the right (but not the obligation) to receive shares of Parent Common Stock in lieu of cash in satisfaction of such Payable Claim, and shall notify Parent of his election to exercise such right within ten (10) business days of his receipt of any Parent Payment Notice. In the event the Shareholder elects to receive Parent Common Stock in satisfaction of a Payable Parent Claim, such shares of Parent Common Stock shall be valued at their fair market value, as such term is defined in the Escrow Agreement.

Section	9.05 Limitation on Indemnity Payments.

(a) Notwithstanding anything else contained herein to the contrary, no Claim payable by the Shareholder (or the Company prior to Closing) pursuant to this Article IX shall be required until the aggregate amount of Damages incurred by a Parent Indemnified Party exceeds $1,000,000 (the “Shareholder Deductible”); provided, however, that the Claim payable by the Shareholder (and/or the Company prior to the Closing) shall only include such Damages as exceed the Shareholder Deductible. Notwithstanding the foregoing, the Shareholder Deductible shall not apply to any Claims based upon: (i) breach of any covenants or other obligations contained herein, (ii) breach of the representations and warranties contained in Section 3.03 (Capital Structure), Section 3.04 (Title to Company Common Stock), Section 3.05 (Authority; Execution and Delivery), Sections 3.07(a)(B)(iv) and (vi) (No Conflicts; Consents), Section 3.11 (Taxes), Section 3.19(f)(iii) (Government Contracts), Section 3.12 (Benefit Plans), and (iii) fraud or willful misconduct. Clauses (i), (ii), and (iii) are collectively referred to herein as the “Shareholder Carve-Out Indemnification Obligations.”

(b) Notwithstanding anything else contained herein to the contrary, no Claims payable by Parent pursuant to this Article IX shall be required until the aggregate amount of Damages incurred by the Shareholder Indemnified Parties exceeds $100,000 (the “Parent Deductible”); provided, however, that the Claims payable by the Parent shall only include such Damages as exceed the Parent Deductible. Notwithstanding the foregoing, the Parent Deductible shall not apply to any Claims based upon: (i) breach of any covenants or other obligations contained herein, (ii) breach of the representations and warranties contained in Section 4.03 (Capital Structure), Section 4.04(a) and (c) (Authority; Execution and Delivery), Section 4.05 (No Conflicts; Consents), Section 4.07 (Taxes) and Section 4.10 (Trust Funds; Liquidation) and (iii) fraud or willful misconduct. Clauses (i), (ii), and (iii) are collectively referred to herein as the “Parent Carve-Out Indemnification Obligations.”

(c) Subject to the Shareholder’s right to substitute cash for the Escrow Shares as set forth in the Escrow Agreement, the Escrow Shares shall be the exclusive source from which the Parent Indemnified Parties may seek to satisfy the indemnification obligations of the Shareholder under this Article IX (other than the Shareholder Carve-Out Indemnity Obligations) and in no

event shall the aggregate liability of the Shareholder (or the Company if the Closing does not occur) under this Article IX (other than the Shareholder Carve-Out Indemnification Obligations) exceed the Escrow Shares. In no event shall the aggregate liability of the Shareholder (or the Company if the Closing does not occur) under this Article IX (including the Shareholder Carve-Out Indemnification Obligations) exceed the Total Merger Consideration. In no event shall the aggregate liability of Parent under this Article IX exceed $25,000,000.

Section 9.06 Calculations of Amounts; Other Limitations. The amounts for which an Indemnifying Party shall be liable under this Article IX shall be net of (i) any specific provision or specific reserve established solely for the matter to which the claim relates made in the Company Financial Statements, (ii) any amounts received by the Indemnified Party under any third party insurance policy in respect of such Damages, (iii) any amounts actually received by the Indemnified Party in respect of claims under any third party indemnification agreements and (iv) the amount of any Tax benefits actually realized by the Indemnified Party resulting from the matter giving rise to the indemnification claim. Without prejudice to the rights of any Indemnified Party, if any Damages sustained by an Indemnified Party are covered by an insurance policy, the Parent Indemnified Party shall use commercially reasonable efforts to collect such insurance. Upon making payment in full in respect of any claim for indemnification, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the claiming party against any third party in respect of such claim. All indemnification payments made pursuant to this Article IX shall be deemed to be adjustments to the Total Merger Consideration and, to the extent such payments are taxable to the recipient, the amount of such payments shall be increased so that the recipient will receive on an after-tax basis the full amount of indemnification contemplated by this Article IX.

Section 9.07 Effect on Liability.

Except as otherwise provided in this Section 9.07, neither (a) the consummation of the Transaction, or (b) the delay or omission of any party to exercise any of its rights under this Agreement, shall (i) affect the liability of the parties to one another for any breach of this Agreement or (ii) prevent any party from relying on the representations or warranties contained in this Agreement. The right to indemnification payment of Damages or other remedy based on the breach of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time whether before or after the execution and delivery of this Agreement or the Closing Date with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation, provided, however, that if the Transaction is consummated, then for any breach of any representation, warranty, or any covenant or obligation to be performed prior to Closing that the Shareholder or the Company on the one hand, and Parent on the other hand becomes aware of, and notifies the non-breaching party of prior to Closing (receipt of which by the non-breaching party is evidenced in writing), the non-breaching party shall waive any right to indemnification payment of Damages or other remedy based on such breach.

Section 9.08 No Right of Contribution. The Shareholder shall have no right to seek contribution from Company or any Company Subsidiary or Surviving Company to satisfy any claim made after Closing pursuant to this Article IX.

Section 9.09 Exclusive Remedy. Except in the case of fraud or willful misconduct, the provisions of this Article IX shall constitute the sole and exclusive remedy of the Indemnified Parties from and after the Closing with respect to this Agreement and the Transaction.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to Parent to

TAC Acquisition Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Attention: Jonathan Cohen, Chairman & CEO

Telecopy No.: (203) 661-6331

with a copy to:

Sutherland Asbill &Brennan LLP

1275 Pennsylvania Avenue, N.W.

Suite 200

Washington, DC 20004-2415

Attention: Cynthia Krus

Telecopy No.: (202) 637-3593

(b)	If to the Stockholder to:

R. John Chapel

c/o AVIEL Systems, Inc.

7926 Jones Branch Drive

McLean, VA 22102

Telecopy No.: (703) 336-6007

with a copy to:

Womble Carlyle Sandridge & Rice

8065 Leesburg Pike, 4th Floor

Vienna, VA 22182-2738

Attention: Dean W. Rutley

Telecopy No.: (703) 918-2267

(c)	If to the Company to:

AVIEL Systems, Inc.

7926 Jones Branch Drive

McLean, VA 22102

Attention: R. John Chapel, President and CEO

Telecopy No.: (703) 336-6007

With a copy to:

Womble Carlyle Sandridge & Rice

8065 Leesburg Pike, 4th Floor

Vienna, VA 22182-2738

Attention: Dean W. Rutley

Telecopy No.: (703) 918-2267

Section	10.02 Definitions.

As used in this Agreement, the following terms will have the respective meanings set forth below:

“40-Percent Amount” shall have the meaning set forth in Section 2.01(f).

“Account Agent” means The Bank of New York

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preface.

“Amended Parent Charter” shall have the meaning set forth in Section 1.05(a).

“Assets” means all cash and cash equivalents, marketable securities and Personal Property of Company and Company Subsidiaries, all Contracts, Leases and Property Warranties to which Company or any Company Subsidiary is a party, all Permits held by Company or any Company Subsidiary, all Company Intellectual Property and all other assets of Company or any Company Subsidiary.

“AVIEL” shall have the meaning set forth in the Preface.

“Business Combination Transaction” shall have the meaning set forth in Section 6.07.

“Cash Conversion Obligations” shall have the meaning set forth in Section 4.10(b).

“Cash Consideration” shall have the meaning set forth in Section 2.01(b).

“Certificate of Merger” shall have the meaning set froth in Section 1.03.

“Citizens Debt Obligations” shall mean any and all obligations arising under the Business Loan and Security Agreement dated September 23, 2005 (as from time to time amended, modified or supplemented) by and among Citizens Bank of Pennsylvania, OPTIMUS and PMC.

“Claim Notice” shall have the meaning set forth in Section 9.03.

“Claims Period” shall have the meaning set forth in Section 9.01.

“Closing” shall have the meaning set froth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“COBRA” shall mean the Consolidated Omnibus Budget reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preface.

“Company Benefit Plans” shall have the meaning set forth in Section 3.12.

“Company Bylaws” shall have the meaning set forth in Section 3.01.

“Company Charter” shall have the meaning set forth in Section 3.01.

“Company Common Stock” shall have the meaning set forth in Section 2.01(a).

“Company Financial Statements” shall have the meaning set forth in Section 3.08(a).

“Company Information” means information about the Company and each Company Subsidiary, supplied or to be supplied by the Shareholder and the Company for inclusion or incorporation by reference, including such information as may be reasonably requested by Parent, reasonably sufficient to permit Parent to prepare and file with the SEC: (i) the Proxy Statement and (ii) any other required filings under the Law.

“Company Intellectual Property” shall have the meaning set forth in Section 3.30.

“Company Litigation Claims” shall have the meaning set forth in Section 3.13(a).

“Company Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets (including intangible assets), revenues, liabilities, operations, condition (financial or otherwise), licenses or other franchises, or results of operations of the Company and every Company Subsidiary, taken as a whole, except for any such fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of (i) changes, events or developments in or affecting the industry in which the Company and any Company Subsidiaries operate which do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, which in each case do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (iii) changes, events or developments in financial or securities markets, general business conditions or the economy in general which in each case do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, (iv) any change of Law or any adverse change relating to changes in GAAP which in each case do not have a materially disproportionate effect on the Company and the Company Subsidiaries, taken as a whole and (v) the announcement, execution, performance or consummation of this Agreement or the Transaction.

“Company Subsidiary” means OPTIMUS and PMC.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.04.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Company Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any exhibits, amendments, and other modifications thereto), to which Company or any Company Subsidiary is a party or which are binding upon Company or any Company Subsidiary or the Assets, and which are in effect on the date hereof, including without limitation the Material Contracts.

“Damages” shall have the meaning set forth in Section 9.02.

“DCAA” means the Defense Contract Audit Agency of the United States Government.

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” shall have the meaning set forth in Section 9.03.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of direct costs, as that term is defined at FAR § 2.101 and explained in FAR § 31.202(a), of one or more contracts.

“Disclosure Letters” shall have the meaning set forth in Section 6.16.

“Effective Time” shall have the meaning set forth in Section 1.03.

“Environmental Law” means any federal, state, or foreign Law, statute, treaty, regulation, policy, guidance, order, injunction, judgment or decision of any Governmental Authority relating to the protection of natural resources, the environment and public and employee health and safety and shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss. 6901 et seq.), the Clean Water Act (33 U.S.C.ss. 1251 et seq.) and the Oil Pollution

Act of 1990 (33 U.S.C.ss. 2701 et seq.), and, in each case, the regulations promulgated pursuant thereto, and any applicable analogous state statutes, and the regulations promulgated pursuant thereto, as such Laws have been amended or supplemented.

“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 3.12(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.07.

“Escrow Period” shall have the meaning set forth in Section 2.07.

“Escrow Shares” shall have the meaning set forth in Section 2.07.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, including all rules and regulations issued thereunder.

“GAAP” means generally accepted accounting principles in the United States of America as consistently applied by Company, in accordance with the standards of the Public Company Accounting Oversight Board.

“Government Authority” means any federal, state , local, or foreign governmental, quasi-governmental or political body, or any agency or instrumentality of same, or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Bid” means any bid or offer made by Company or any Company Subsidiary in the previous three (3) years prior to the Closing Date which, if accepted, would result in a Government Contract or a Task Order under a Government Contract.

“Government Contract” means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that could give rise to liability on the part of Company or any Company Subsidiary, between Company or any Company Subsidiary, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A Task Order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Materials” means (a) any compound or chemical that is defined, listed or otherwise classified as a toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical or hazardous waste, medical waste, biohazardous or infectious waste under or regulated by Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; and (c) polychlorinated biphenyls. Hazardous Materials does not include asbestos and asbestos-containing materials.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 9.03.

“Indemnifying Party” shall have the meaning set forth in Section 9.03.

“Indirect Costs” shall have the meaning set forth at FAR § 2.101 and explained in FAR § 31.203(a) for such term.

“Intellectual Property” shall have the meaning set forth in Section 3.30.

“Judgment” shall have the meaning set forth in Section 3.07(a).

“Knowledge” means with respect to Company and/or the Shareholder, the actual knowledge of the Shareholder, Lori Wilkes, Guy Taylor and D.J. Paine, and means with respect to Parent, the actual knowledge of Jonathan Cohen and Saul Rosenthal.

“Law” means any Law, statute, rule, regulation, ordinance, code, executive order, directive, writ, injunction, settlement, permit, license, decree, judgment, injunction or order.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, option, right of first offer or refusal, transfer restriction, or any other encumbrances on or ownership interests in the Assets or the Company Common Stock, as applicable.

“Lock-up Letter” shall have the meaning set forth in Section 6.11.

“Market Value” shall have the meaning set forth in Section 2.01(f).

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“Merger” shall have the meaning set forth in the Recitals.

“Moral Rights” shall have the meaning set forth in Section 3.30.

“OPTIMUS” means Optimus Corporation, a Virginia corporation.

“Order” means any judgment, order, decree, writ, ruling, charge or injunction issued by any court or Governmental Authority or administrative body or agency or arbitral authority.

“Ordinary Course of Business” or “Ordinary Course” means an action taken that is recurring in nature, is consistent with past practices and is taken in the ordinary course of the normal day-to-day operations of the Company or any Company Subsidiary.

“Outside Date” shall have the meaning set forth in Section 8.01.

“Parent” shall have the meaning set forth in the Preface.

“Parent Benefits Plan” shall have the meaning set forth in Section 4.13(d).

“Parent Bylaws” shall have the meaning set forth in Section 1.05(b).

“Parent Capital Stock” shall have the meaning set forth in Section 4.03.

“Parent Carve-Out Indemnity Obligations” shall have the meaning set forth in Section 9.05(b).

“Parent Charter” shall have the meaning set forth in Section 1.05(a).

“Parent Committee” shall have the meaning set forth in Section 6.18.

“Parent Common Stock” shall have the meaning set forth in the Recitals.

“Parent Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any exhibits, amendments and other modifications thereto), to which Parent is a party or which are binding upon Parent or its assets, and which are in effect on the date hereof.

“Parent Deductible” shall have the meaning set forth in Section 9.05(b).

“Parent Disclosure Letter” shall mean the letter delivered to the Shareholder and Company containing the disclosures of Parent required under the terms of this Agreement.

“Parent Indemnified Party” shall have the meaning set forth in Section 9.02 hereof.

“Parent Insurance Policies” shall have the meaning set forth in Section 4.11.

“Parent Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect, which, individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets (including intangible assets), revenues, liabilities, operations, condition (financial or otherwise), licenses or other franchises, results of operations of the Parent, except for any such event, fact, condition, change, circumstance, occurrence or effect constituting, resulting from or arising out of (i) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, which in each case do not have a materially disproportionate effect on Parent (ii) changes, events or developments in financial or securities markets, general business conditions or the economy in general which in each case do not have a materially disproportionate effect on Parent, (iii) any change of Law or any adverse change relating to changes in GAAP which in each case do not have a materially disproportionate effect on Parent and (iv) the announcement, execution, performance or consummation of this Agreement or the Transaction.

“Parent Payment Notice” shall have the meaning set forth in Section 9.04(e).

“Parent Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable and other inchoate Liens, (b) Liens that do not interfere with the use of the properties or assets by Parent and which do not impair the value of such properties or assets, and (c) Liens arising pursuant to the terms of the Wachovia Debt Obligations.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.03.

“Parent SEC Reports” means each report, registration statement and definitive proxy statement filed by Parent with the SEC.

“Parent Stockholder Approval” shall have the meaning set forth in Section 4.04(c).

“Parent Warrants” shall have the meaning set forth in Section 4.03.

“Payable Parent Claim” shall have the meaning set forth in Section 9.04(e).

“Permits” shall mean all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Authority or any other Person, required for Company or any Company Subsidiary to own the Assets or conduct Company’s or any Company Subsidiaries’ business as is now being conducted, or in the case of Parent, for Parent to own its assets or conduct its business as is now being conducted.

“Permitted Distributions” means (i) a distribution to the Shareholder at or prior to the Closing in the amount of $880,000 and (ii) the following distributions for the sole purpose of paying the recipients’ Taxes arising from the earnings of AVIEL, OPTIMUS and PMC as a result of such recipients’ status as a present or former shareholder of AVIEL, a Subchapter S corporation and/or OPTIMUS, formerly a Subchapter S corporation and currently a qualified Subchapter S subsidiary, to the extent such Tax liability shall have been incurred by the respective recipient: (a) distributions to the Shareholder for federal and state income Tax obligations arising from 2006 taxable income or 2005 taxable income to the extent such 2005 Taxes attributable to such 2005 taxable income exceed amounts previously distributed by the Company to the Shareholder with respect to such 2005 taxable income, (b) distribution to the Shareholder in the amount of $135,000 on January 20, 2006, for federal and state income Tax obligations for the year 2005, (c) distribution in the amount of $25,000 paid directly to Maryland for Maryland withholding Tax obligations of non-resident shareholders of the Company for the year 2005, and (d) distributions to the Shareholder, Eric Adolphe, Carole Davis and Chris Dougherty in an aggregate amount of $761,102 on April 11, 2006, for federal and state income Tax obligations for the years 2005 and 2006, and (iii) distributions to Eric Adolphe, Carole Davis and Chris Dougherty required pursuant to the section entitled “Tax Payments” of the Redemption Agreements dated January 4, 2006 between OPTIMUS and each of Eric Adolphe, Carole Davis and Chris Dougherty.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable and other inchoate Liens, (b) Liens that do not interfere with the use of the properties or Assets by the Company or any Company Subsidiary and which do not impair the value of such properties or Assets, and (c) Liens arising pursuant to the terms of the Citizens Debt Obligations, the TICC Debt Obligations, the PMC Earn-Out Obligations and the Seller Notes Obligations.

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, unincorporated organization, trust, joint venture, association, Governmental Authority and any other person or entity.

“Personal Property” means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned or leased by Company or any Company Subsidiary and used or useful in the conduct of Company’s or any Company Subsidiaries’ business.

“PMC” means Performance Management Consulting, Inc., a Virginia corporation.

“PMC Earn-Out Obligations” shall mean those certain contingent payments up to a maximum amount of $7,400,000, payable by OPTIMUS to Karla Lindstrom, upon the achievement by PMC of certain financial targets described in the Stock Purchase Agreement dated August 22, 2005 by and among OPTIMUS, PMC and Karla Lindstrom, and subject to the further terms and conditions set forth in such agreement.

“Pre-Closing Period” shall have the meaning set forth in Section 3.11(c).

“Property Warranties” means all of Company’s or any of Company Subsidiaries’ rights under any manufacturers’, vendors’ or other warranties relating to the Assets.

“Proxy Statement” shall have the meaning set forth in Section 3.09.

“Registration Rights Agreement” shall have the meaning set forth in Section 6.12.

“Required Consent” shall have the meaning set forth in Section 3.07(b).

“S Corporation” shall have the meaning set forth in Section 1361(a) of the Code.

“SARBOX” shall mean the Sarbanes-Oxley Act of 2002, as amended including all rules and regulations promulgated in connection therewith.

“SEC” means the Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, including all rules and regulations issued thereunder.

“Securities Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, including all rules and regulations issued thereunder.

“Seller Notes Obligations” shall mean any and all obligations arising under (i) those certain subordinated promissory notes of OPTIMUS dated January 4, 2006, payable to Eric Adolphe in the aggregate principal amount of $5,000,000 and to Carole Davis in the principal amount of $1,000,000 and (ii) that certain promissory note of OPTIMUS dated November 17, 2005, payable to Charles Rodgers in the original principal amount of $344,927.43, in each case as each of such notes may from time to time be amended, modified or supplemented in accordance with its terms.

“Shareholder” shall have the meaning set forth in the Preface.

“Shareholder Carve-Out Indemnity Obligations” shall have the meaning set forth in Section 9.05(a).

“Shareholder and Company Disclosure Letter” shall mean the letter delivered to Parent by the Shareholder and the Company containing the disclosures of the Shareholder and the Company required under the terms of this Agreement.

“Shareholder Deductible” shall have the meaning set forth in Section 9.05(a).

“Shareholder Employment Agreement” shall have the meaning set forth in Section 6.13.

“Shareholder Indemnified Party” shall have the meaning set forth in Section 9.03.

“Software” shall have the meaning set forth in Section 3.30.

“Special Meeting” shall have the meaning set forth in Section 6.01.

“Stock Consideration” shall have the meaning set forth in Section 2.01(b).

“Stock Option Plan” shall have the meaning set forth in Section 6.01.

A “Subsidiary” of any Person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Surviving Corporation” shall have the meaning set forth in Section 1.01(a).

“Task Order” means any task order, delivery order or other type of order issued under a Government Contract.

“Tax” or “Taxes” means, with respect to any Person, all income taxes (including any tax on or based upon net income, gross income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, real property, personal property, environmental (including taxes under Code Section 59A), capital stock, social security (or similar), registration, estimated premium, windfall profit, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any), whether disputed or not.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, elections, statements, reports, schedules, forms and information returns relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” shall have the meaning set forth in Section 3.11(c).

“Third Party Claim” shall have the meaning set forth in Section 9.03.

“Third Party Intellectual Property” shall have the meaning set forth in Section 3.30.

“TICC” means Technology Investment Capital Corp.

“TICC Debt Obligations” means any and all obligations arising under the First Amended and Restated Note and Warrant Purchase Agreement dated as of March 27, 2006 (and as from time to time further amended, modified or supplemented) and the senior notes due 2010 in the aggregate principal amount of $14,500,000 by and among TICC, the Company, OPTIMUS and PMC.

“TICC Warrant” means the Common Stock Purchase Warrant dated March 27, 2006 issued by the Company to TICC entitling TICC to purchase from the Company 50 shares of common stock, par value $.001 per share of the Company at an exercise price of $.01 per share, subject to the terms set forth therein.

“Total Merger Consideration” shall have the meaning set forth in Section 2.01(b).

“Transaction” shall have the meaning set forth in Section 1.01(b).

“Transaction Agreements” shall have the meaning set forth in Section 1.01(b).

“Treasury Regulations” shall mean the income Tax regulations promulgated pursuant to the Code.

“Trust Account” means the account established and maintained pursuant to the terms of the Trust Account Agreement.

“Trust Account Agreement” shall mean the agreement dated as of July 1, 2005 by and between Parent and the Bank of New York, as account agent.

“Trustee” shall mean The Bank of New York.

“United States Government” means the government of the United States of America, its agencies and instrumentalities.

“Virginia Code” shall have the meaning set forth in the Recitals.

“Wachovia Debt Obligations” means any and all obligations arising under the terms of the Promissory Note dated November 8, 2005 by and between Parent and Wachovia Bank, National Association, entitling Parent to borrow up to a maximum principal amount of $1,000,000, and any amendment to such Promissory Note or issuance of a new Promissory Note entitling Parent to borrow up to an additional maximum principal amount of $1,000,000.

Section 10.03 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words

“include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement is the result of negotiations between the parties and shall not be deemed or construed as having been drafted by any one party. Each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any Exhibits attached hereto) and have contributed to its revision. The rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transaction.

Section 10.07 Governing Law. This Agreement shall be deemed to have been made in the State of New York. All issues and questions concerning the Merger will be governed by Delaware Law, without reference to conflicts of Laws principles. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed, interpreted and construed in accordance with and by the Laws of the State of New York, without reference to conflicts of Laws principles. Each party consents and agrees that the United States District for the Southern District of New York or New York State Supreme Court in the County of New York shall have exclusive jurisdiction for the purpose of an action to enforce this Agreement or any dispute arising hereunder or involving the Transaction or in connection herewith or therewith, and that no action or proceeding will be brought in any jurisdiction other than the United States District Court for the Southern District of New York or New York State Supreme Court in the County of New York to hear and determine any claims or disputes pertaining to the Transaction Agreements or any matter arising therefrom. Each party expressly submits and consents, in advance, to personal jurisdiction and venue in such Court solely for such matters, and expressly and irrevocably waives any claim or defense in such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Each party expressly waives personal service of a summons and complaint, or other process or papers, commencing an action under this Section, provided that such party’s attorneys, or agents identified in Section 10.01 are served by hand delivery with such summons and complaint, or other process or papers, at the addresses provided in Section 10.01 of this Agreement, or such parties are provided with notice of such summons and complaint, or other process or papers in accordance with the notice provisions, and at the addresses provided in, Section 10.01 of this Agreement.

Section 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09 Injunction. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any New York state court or any federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.10 WAIVER OF JURY TRIAL. ALL OF THE PARTIES HERETO EXPRESSLY WAIVES THEIR RIGHTS TO A TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE TRANSACTIONS. ALL OF THE PARTIES ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT, THAT THEY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT THEY WILL CONTINUE TO RELY ON THIS WAIVER IN FUTURE DEALINGS. ALL OF THE PARTIES FURTHER WARRANTS AND REPRESENTS THAT THEY HAVE REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL AND THAT THEY KNOWINGLY AND VOLUNTARILY WAIVE THEIR JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN WITNESS WHEREOF, Parent, the Shareholder and the Company have duly executed this Agreement, all as of the date first written above.

TAC ACQUISITION CORP.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chairman and Chief Executive Officer

AVIEL SYSTEMS, INC.

By:	/s/ R. John Chapel
Name:	R. John Chapel
Title:	President and Chief Executive Officer

R. JOHN CHAPEL as the Shareholder

/s/ R. John Chapel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]